Exhibit 2.1

SHARE PURCHASE AGREEMENT

RELATING TO

BIONICHE PHARMA HOLDINGS LIMITED

BY AND AMONG

THE SELLERS NAMED HEREIN,

THE OPTIONHOLDERS NAMED HEREIN

MYLAN LUXEMBOURG L3 S.C.S.

AND

MYLAN INC.*

dated as of July 14, 2010

* Solely with respect to Sections 4(e) and 5(k) hereof.

Page

1.	Definitions and Cross References	1
(a)	Definitions	2
(b)	Cross References	13

2.	Basic Transaction	15
(a)	Purchase and Sale of the Shares; Cash-Out of the Options	15
(b)	The Closing	18

3.	Representations and Warranties of the Company, the Optionholders and the Sellers	20

4.	Representations and Warranties of the Buyer	39
(a)	Organization of the Buyer	40
(b)	Authorization of Transaction	40
(c)	Noncontravention	40
(d)	Brokers' Fees	40
(e)	Availability of Funds	40

i

(f)	Solvency	41
(g)	Acquisition of the Shares for Investment	41
(h)	Exclusivity of Representations and Warranties	41

5.	Pre-Closing Covenants	41

6.	Post-Closing Covenants	46
(a)	General	46
(b)	Litigation Support	46
(c)	Tax Matters	46
(d)	Directors' and Officers' Exculpation and Indemnification; Insurance	47
(e)	Designation and Replacement of the Sellers' Representative	48
(f)	Authority and Rights of the Sellers' Representative; Limitations on Liability	48
(g)	Agreement Not to Compete, Solicit or Hire.	49

7.	Conditions to Obligation to Close	50
(a)	Conditions to Obligation of the Buyer	50
(b)	Conditions to Obligation of the Sellers	51

8.	Termination.	52
(a)	Termination of Agreement	52
(b)	Effect of Termination	53

9.	Survival of Representations, Warranties and Covenants; Indemnification	53

ii

10.	Miscellaneous	63

EXHIBITS

Exhibit A	The Financial Statements
Exhibit B	Example Net Working Capital Statement
Exhibit C	Form of Escrow Agreement
Exhibit D	Údarás Agreement

SCHEDULES

Indebtedness Schedule
Specified Employees Schedule
Designated Employees Schedule
Signing Identified Individuals Schedule
Disclosure Schedule
Notice Schedule
Closing Schedule

iii

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (“Agreement”) is made as of July 14, 2010, by and among Mylan Luxembourg L3 S.C.S., a limited partnership under the laws of Luxembourg (the “Buyer”), solely with respect to Sections 4(e) and 5(k) hereof, Mylan Inc., a Pennsylvania corporation (“Mylan”), Bioniche Pharma Holdings Limited, a limited company incorporated in the Republic of Ireland (company registration number 412552) whose registered office is Inverin, Co. Galway (the “Company”), the persons listed as Shareholders on the signature pages hereto (collectively referred to herein as “Sellers” and individually as “Seller”) and the Optionholders (as defined herein).  The Buyer, the Company, the Optionholders and the Sellers are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, the authorized share capital of the Company consists of 28,000,000 A Ordinary Shares of €1.00 each (“Class A Shares”) and 12,000,000 B Ordinary Shares of €1.00 each (“Class B Shares”).  The authorized Class A Shares and Class B Shares are collectively referred to in this Agreement as the “Shares”; and

WHEREAS, as of the date of this Agreement, the Sellers are the legal and beneficial owners of all of the issued and outstanding Shares; and

WHEREAS, as of the date of this Agreement, the Optionholders are the holders of all of the Options and, immediately prior to the Closing, shall exercise all such Options for additional issued Shares and become Other Shareholders; and

WHEREAS, the Buyer desires to purchase from the Sellers and Other Shareholders all of the issued and outstanding Shares as of the Closing Date, and the Sellers and Other Shareholders desire to sell to the Buyer, all of the issued and outstanding Shares as of the Closing Date, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, in connection with the execution of this Agreement, the Specified Employees have executed and delivered to the Buyer employment or consultant agreements (the “Specified Agreements”) regarding the employment or consultancy of such Specified Employees following the consummation of the purchase by the Buyer of all of the issued and outstanding Shares as of the Closing Date; and

WHEREAS, in connection with the execution of this Agreement, certain employees of the Company or one of its Subsidiaries have executed and delivered to Bioniche Pharma USA LLC 280G Waivers;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants contained herein, the Parties agree as follows.

1.  Definitions and Cross References.

(a)  Definitions. When used in this Agreement, the following terms have the meanings set forth below:

“Additional Products List” means the list, delivered by the Sellers to the Buyer on the Closing Date, of the active pharmaceutical ingredients and, if applicable, brand names of any products that become approved, marketed or pipeline products of the Company and its Subsidiaries between the date of this Agreement and the Closing Date.

“Additional Tax Amount” means an amount equal to 0.49751252% of the Additional Tax Amount Consideration.

“Additional Tax Amount Consideration” means (A) the Purchase Price, plus (B) the Closing Cash Amount, plus (C) the Closing Net Working Capital Adjustment, plus (D) the Aggregate Option Exercise Amount, minus (E) the Closing Funded Indebtedness Amount, minus (F) the Company Transaction Expenses, minus (G) the Change of Control Adjustment Amount and minus (H) the Closing Tax Liabilities Amount.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Option Exercise Amount” means the lesser of (i) $2,396,529 and (ii) the aggregate amount of the exercise prices paid to the Company by the Optionholders in connection with the exercise of their respective Options pursuant to Section 5(i).

“Allocation Percentage” means (a) with respect to each Seller, the product of (i) the Per Share Portion and (ii) the number of Shares held by such Seller immediately prior to the Closing, and (b) with respect to each Other Shareholder, the product of (i) the Per Share Portion and (ii) the number of Shares such Other Shareholder acquired upon exercise of his or her Options in full immediately prior to the Closing.

“Applicable Law” means any laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity that are applicable to the Person or Persons referenced.

“Benefit Agreement” means any employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other similar contract between the Company or any of its Subsidiaries, on the one hand, and any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, on the other hand, in each case that is currently in effect or with respect to which the Company or any of its Subsidiaries has liability, but not including a Benefit Plan, Pension Scheme, PHI Scheme or Specified Agreement.

“Benefit Plan” means any (i) pension plan (including as such term is defined in Section 3(2) of ERISA or under Applicable Law) or post-retirement or employment health, medical or life insurance plan, program, policy or arrangement (including any disability scheme), (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other compensation benefit plan, program, policy or arrangement, and in each case, that is currently sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has liability, but not including a Benefit Agreement, Pension Scheme, PHI Scheme or Specified Agreement.

“Bioniche Teoranta” means Bioniche Teoranta, a company incorporated in Ireland under Registration No. 130418, an indirect Subsidiary of the Company.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Chicago, Illinois are open for the general transaction of business.

“Cash” means cash and cash equivalents (including marketable securities and short term investments and checks received by the Company prior to the Closing Date) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements; provided that for purposes of the definition of “Cash Amount,” the term “Cash” shall not include any (i) cash and cash equivalents held by the Company or its Subsidiaries in trust on behalf of any customer of the Company or its Subsidiaries, (ii) any issued but uncleared checks or (iii) the Aggregate Option Exercise Amount.

“Cash Amount” means (i) the amount of all Cash held by the Company or any Subsidiary as of the close of business on the Business Day immediately preceding the Closing Date, before giving effect to any of the transactions contemplated hereby, minus (ii) the amount to be paid to Údarás pursuant to the Údarás Agreement for the ordinary shares of Bioniche Teoranta held by Údarás (other than the amount to be paid to Údarás pursuant to the Údarás Agreement from the Sellers’ Representative Fund).

“Change of Control Adjustment Amount” means (A) the Signing Change of Control Payments plus (B) fifty percent (50%) of the Closing Change of Control Payments.

“Closing Cash Amount” means the Sellers’ determination of the Cash Amount.

“Closing Change of Control Payments” means, the aggregate cash value of all change of control, bonus, termination, severance, retention or other similar payments or liabilities (including any payments required to be made, or liabilities accrued, after notice of termination of employment is provided, but excluding any payments or liabilities resulting from, or arising pursuant to, (A) the acceleration of vesting of any option as expressly required by this Agreement or (B) any statutory benefits) (i) that are accrued, incurred or payable by the Company or any of its Subsidiaries prior to, at or after the Closing, pursuant to any Benefit Plan or Benefit Agreement, in each case as in effect as of the Closing, or (ii) that are otherwise obligations of the Company or any of its Subsidiaries that are accrued, incurred or payable prior to, at or after the Closing, in the case of each of clauses (i) and (ii) above, to any Closing Identified Individual as result of or in connection with the transactions contemplated by this Agreement (alone or in combination with any other event, including termination of employment); provided that in no event shall any Closing Change of Control Payments include any amount (A) included in the Signing Change of Control Payments or (B) payable to any Designated Employee.  For purposes of the immediately preceding sentence, the “cash value” of any noncash payment or liability means the cost of such payment or liability to the Company or any of its Subsidiaries.

“Closing Consideration” means (A) the Purchase Price, plus (B) the Closing Cash Amount, plus (C) the Closing Net Working Capital Adjustment, plus (D) the Aggregate Option Exercise Amount, minus (E) the Closing Funded Indebtedness Amount, minus (F) the Company Transaction Expenses, minus (G) the Change of Control Adjustment Amount, minus (H) the Closing Tax Liabilities Amount and minus (I) the Additional Tax Amount.

“Closing Funded Indebtedness Amount” means the Sellers’ determination of the Funded Indebtedness Amount.

“Closing Identified Individual” means any director, officer, employee or independent contractor of the Company or any of its Subsidiaries identified to the Sellers by the Buyer at least two (2) Business Days prior to the Closing Date as someone who will be terminated (constructively or otherwise) upon or promptly following the Closing.

“Closing Net Working Capital” means the Sellers’ determination of the Net Working Capital.

“Closing Net Working Capital Adjustment” means (i) the amount by which the Closing Net Working Capital exceeds the Target Working Capital or (ii) the amount by which the Closing Net Working Capital is less than Target Working Capital, in each case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number.

“Closing Tax Liabilities Amount” means the Sellers’ determination of the Tax Liabilities Amount.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means any Person that, together with the Company, is treated as a single employer under Section 414 of the Code.

“Company Transaction Expenses” means, without duplication, (a) the fees and expenses of Deutsche Bank Securities Inc. incurred by the Company in connection with the transactions contemplated herein, (b) the fees and expenses of Kirkland & Ellis LLP incurred in connection with the transactions contemplated herein, (c) the fees and expenses of Beauchamps Solicitors incurred in connection with the transactions contemplated herein, (d) the fees and expenses of McCann FitzGerald Solicitors incurred in connection with the transactions contemplated herein, (e) any other fees or expenses incurred by any other Person retained by or on behalf or the Company or any of its Subsidiaries prior to the Closing Date in connection with the transactions contemplated herein, (f) any non-recoverable value added tax arising in connection with the transactions contemplated herein and (g) closing bonuses or other payments that the Company requests to be paid at the Closing as a Company Transaction Expense.

“Competition Act” means the Irish Competition Act 2002, as amended.

“Competition Authority” means the Irish Competition Authority.

“Competition Authority Approval” means the occurrence of any of the following: (i) the Competition Authority informing the Parties that it has determined under Section 21(2)(a) of the Competition Act that the transactions contemplated by this Agreement may be put into effect, (ii) the period specified in Section 21(2) of the Competition Act (as may be extended under Section 21(4) of the Competition Act) having elapsed without the Competition Authority having informed the Parties of the determination (if any) which it has made under Section 21(2) of the Competition Act, (iii) the Competition Authority informing the Parties in writing that it has determined under Section 23(3)(a) of the Competition Act that the transactions contemplated by this Agreement may be put into effect, (iv) the Competition Authority informing the Parties in writing that it has determined under Section 22(3)(c) of the Competition Act that the transactions contemplated by this Agreement may be put into effect subject to conditions specified by the Competition Authority and reasonably satisfactory to the Buyer being complied with or (v) the period of four months after the appropriate date (as defined in Section 19(6) of the Competition Act) having elapsed without the Competition Authority having made a determination under Section 22 of the Competition Act in relation to the transactions contemplated by this Agreement.

“Competition Laws” means United States or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act and the Competition Act.

“Connected Person” means a “connected person” (as defined in Section 10 of TCA 1997) of any Seller or Optionholder.

“Constitutive Documents” means, with respect to any Person, such Person’s articles or certificate of incorporation and by-laws, articles of memorandum, certificate of formation and limited liability company agreement or operating agreement, trust agreement, memorandum and articles of association or other constitutive documents, as applicable.

“Designated Employees” means those employees of the Company or one of its Subsidiaries listed on the Designated Employees Schedule.

“Designated Employees Schedule” means the designated employees schedule accompanying this Agreement.

“Discretionary Bonus Payments” means the bonus payments to be paid at or after the Closing as set forth in Items 51 and 52 of Section 3(h) of the Disclosure Schedule.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, judgments, demands, directives, claims, liens, investigations, proceedings or written notices of noncompliance or violation by or from any Person alleging liability under or pursuant to Environmental Requirements of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Material at any location or (B) the failure to comply with any Environmental Requirement.

“Environmental Requirements” means all national, state, local and foreign statutes, regulations, ordinances, rules, orders, decrees, judgments, permits or other legally-binding agreements issued or promulgated by, or entered with, any Governmental Entity concerning pollution or protection of the indoor or outdoor environment, natural resources, threatened or endangered species or, as it relates to environmental hazards or conditions, human health, including all those relating to the presence, use, production, generation, handling, treatment, storage, disposal, processing, discharge, Release, threatened Release, control or cleanup of any hazardous materials, substances or wastes.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Escrow Funds” means, at any time, the funds then remaining in the Escrow Account (which, for purposes of clarity, will include any interest accrued on the Escrow Amount).

“Example Statement of Net Working Capital” means the statement of the aggregate value of certain of the current assets of the Company and its Subsidiaries less the aggregate value of certain of the current liabilities of the Company and its Subsidiaries, in each case, determined on a consolidated basis without duplication as of the close of business on June 30, 2009 and attached as Exhibit B hereto.

“Final Cash Amount” means the Cash Amount, as finally determined in accordance with Section 2(a)(iii).

“Final Funded Indebtedness Amount” means the Funded Indebtedness Amount, as finally determined in accordance with Section 2(a)(iii).

“Final Net Working Capital” means Net Working Capital, as finally determined in accordance with Section 2(a)(iii).

“Final Purchase Price” means (A) the Purchase Price, plus (B) the Final Cash Amount, plus (C) the Final Net Working Capital Adjustment and plus (D) the Aggregate Option Exercise Amount.

“Final Tax Liabilities Amount” means the Tax Liabilities Amount, as finally determined in accordance with Section 2(a)(iii).

“Funded Indebtedness” means, with respect to the Company and its Subsidiaries, (i) all indebtedness for borrowed money, (ii) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (iii) all liabilities in respect of the capital element of finance leases, (iv) all obligations in respect of letters of credit and acceptances for instruments serving a similar function, in each case that have been drawn and are outstanding, (v) all obligations issued or assumed as the deferred purchase price of property or earn-outs and (vi) all amounts necessary to redeem or repurchase in full all cumulative redeemable preference shares (of any class or yield) of Bioniche Teoranta held by Údarás, including, in each case, the items listed on the Indebtedness Schedule.

“Funded Indebtedness Amount” means the aggregate amount of Funded Indebtedness as of the Closing Date.

“GAAP” means generally accepted accounting principles in Ireland as in effect from time to time.

“Governmental Entity” means any (i) federal, state, local, municipal or other government, (ii) governmental or quasi governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Requirement due to (in whole or in part) its hazardous, toxic, corrosive, carcinogenic or otherwise harmful, dangerous or deleterious properties or characteristics.

“Health Authority” means the Federal Food and Drug Administration of the United States of America or any governmental agency in a country where the Products are manufactured or sold that is responsible for granting licenses or approvals permitting the investigation, clinical testing, manufacture, marketing, distribution or sale of products in such country.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness Schedule” means the indebtedness schedule accompanying this Agreement.

“Intellectual Property” means (i) all patents, patent applications, patent disclosures and inventions; (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and Internet domain names, together with all goodwill associated therewith (including all translations, adaptations, derivations and combinations of the foregoing); (iii) copyrights and copyrightable works; (iv) registrations, applications, renewals, reissues, continuations, continuations in part, divisions, revisions, extensions or reexaminations for any of the items set forth in clause (i), (ii) or (iii); (v) trade secrets and confidential information (including know-how); and (vi) computer software.

“Irish Companies Acts” means the Irish Companies Acts 1963 to 2005, together with Parts 2 and 3 of the Irish Investment Funds Companies and Miscellaneous Provisions Act 2006 and the Irish Companies (Amendment) Act 2009.

“Irish R&D Tax Credits” means those research and development tax credits (i) claimable by the Company or any of its Subsidiaries under Section 766 or 766A of TCA 1997, (ii) arising in respect of the taxable period ending on June 30, 2009 and (iii) reasonably expected to result in the receipt of cash in the amount of such tax credits by the Company or any of its Subsidiaries prior to the date that is six (6) months following the Closing Date.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means, with respect to the Company, the knowledge that any of Steve Thornton, Damien Kelly, George Zorich, Dan Robins, Patricia McCullough, Dieter Thummel and Martina O’Sullivan would have after reasonable inquiry and investigation.

“Material Adverse Effect” means any change, event, occurrence, circumstance or development that has had or would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, including with respect to (a) the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company and its Subsidiaries to perform their obligations under this Agreement and consummate the transactions contemplated by this Agreement, but excluding any adverse change, event, occurrence, circumstance or development to the extent attributable to (i) conditions affecting the industry in which the Company and its Subsidiaries does business or the United States or the Republic of Ireland economy generally; (ii) national or international political or social conditions, including the engagement by the United States or the Republic of Ireland in hostilities or resulting from acts of terrorism or war; (iii) conditions with respect to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP; (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity; (vi) failure of the Company or its Subsidiaries to meet financial projections or forecasts (provided that the underlying cause for any such failure shall not be excluded by this clause (vi)); (vii) the public announcement of the transactions contemplated by this Agreement; (viii) any Permitted Action taken by the Company or any of its Subsidiaries or (ix) the completion of the acquisition by the Buyer of the Shares in accordance with the terms of this Agreement, which changes, events, occurrences, circumstances or developments in the case of clauses (i), (ii), (iii), (iv) and (v) have not had or are not reasonably expected to have a disproportionate adverse effect on the Company and its Subsidiaries relative to other comparable companies in the same industry as the Company and its Subsidiaries.

“Most Recent Fiscal Year End Balance Sheet” means the audited balance sheet contained within the Most Recent Fiscal Year Financial Statements.

“Net Working Capital” means the aggregate value of the current assets of the Company and its Subsidiaries less the aggregate value of the current liabilities of the Company and its Subsidiaries, in each case, determined on a consolidated basis without duplication as of the close of business on the Business Day immediately preceding the Closing Date calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements and consistent with the practices and methodologies applied in preparing the Example Statement of Net Working Capital (by (i) including only current assets and current liabilities to the extent that such assets and liabilities are of the type and kind included in the Example Statement of Net Working Capital and (ii) establishing levels of reserves in the same manner as such reserves were established in preparing the Example Statement of Net Working Capital).  However, in no event shall “Net Working Capital” include any Tax assets, the Tax Liabilities Amount, the Cash Amount, Company Transaction Expenses, the Aggregate Option Exercise Amount (or any principal balance of the notes related thereto) or the Funded Indebtedness Amount.

“Notice of Claim” means a written notice that describes in reasonable detail the factual basis for and nature of (i) the breach of the representation or warranty contained herein or in any certificate delivered pursuant to this Agreement, (ii) the failure to perform the covenant or agreement contained herein or (iii) with respect to Tax Indemnification, the circumstances giving rise to such claim, in each case pursuant to which Losses are being claimed by the Indemnified Party (including the sections of this Agreement that are the subject of such breach or failure), and an estimate of any such Losses arising from such claim.

“Option Certificates” means the option certificates issued under the Option Scheme.

“Option Scheme” means the Bioniche Pharma Holdings Limited Share Option Scheme, 2006, as amended and restated November 1, 2007.

“Optionholder” means any person who owns Options as of the date of this Agreement and as set forth on Section 3(e)(vi) of the Disclosure Schedule.

“Options” means all options issued by the Company to acquire Shares which are vested and exercisable (or will become vested and exercisable as a result of the transactions contemplated hereby) and outstanding as of the date of this Agreement.

“Other Shareholder” means an Optionholder who has exercised all of his or her Options and acquired Shares in the Company immediately prior to the Closing; provided that to the extent an Other Shareholder is also a Seller hereunder, such Other Shareholder shall be treated as a Seller with respect to the Shares owned as of the date hereof.

“Other Specified Matter” means any event set forth in Item 2 of Section 3(v) or Item 2 of Section 3(w) of the Disclosure Schedule.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Permitted Liens” means (i) mechanic’s, materialmen’s and other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (ii) liens for Taxes, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, in each case reflected in the Most Recent Fiscal Year Financial Statements, (iv) zoning, building and other land use laws imposed by any Governmental Entity, (v) easements, agreements, covenants, conditions, restrictions and similar matters of record, in each case, affecting title and other minor defects in title and (vi) matters that would be disclosed by an accurate survey of real property; provided that, in the case of items (i) and (ii) above, the Tax or the obligation secured by the lien is not yet due and payable or is being contested in good faith by appropriate proceedings and, in the case of items (iv), (v) and (vi) above, such land use laws or other matters or defects would not, individually or in the aggregate, reasonably be expected to materially impair the use of the asset to which they relate in the business of the Company and its Subsidiaries as currently conducted.

“Per Share Portion” means a fraction, the numerator of which is one, and the denominator of which is the number of Shares issued and outstanding immediately prior to the Closing, including the number of Shares issued upon exercise of all Options which remain outstanding immediately prior to the Closing.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity or other entity.

“Portfolio Company” means a Person (other than individual) that is majority owned, directly or indirectly, by RoundTable.

“Post-Closing Change of Control Payment” means the aggregate cash value of any change of control, bonus, termination, severance, retention or other similar payment or liability (including any payment required to be made, or liability accrued, after notice of termination of employment is provided, but excluding any payment or liability resulting from, or arising pursuant to, (A) the acceleration of vesting of any option as expressly required by this Agreement or (B) any statutory benefits) (i) that is incurred and payable by the Company or any of its Subsidiaries after the Closing pursuant to any Benefit Plan or Benefit Agreement, in each case as in effect as of the Closing, or (ii) that is otherwise an obligation of the Company or any of its Subsidiaries that is incurred and payable after the Closing, in the case of each of clauses (i) and (ii) above, to any Person as a result of or in connection with the transactions contemplated by this Agreement (alone or in combination with any other event, including termination of employment); provided that in no event shall any Post-Closing Change of Control Payment include any amount (1) included in the Signing Change of Control Payments or Closing Change of Control Payments or (2) payable to any Designated Employee.  For purposes of the immediately preceding sentence, the “cash value” of any noncash payment or liability means the cost of such payment or liability to the Company or any of its Subsidiaries.

“Post-Closing Relief” means any Relief available to the Company or any of its Subsidiaries that arises in respect of an event occurring or period commencing after the Closing (and not in respect of an event occurring or period commencing on or before the Closing).

“Pre-Closing Tax Period” means all taxable periods (or portions thereof) ending on or before the Closing Date.

“Products” means (i) all of the approved, marketed or pipeline products of the Company and its Subsidiaries as of the date of this Agreement for which the respective active pharmaceutical ingredients and, if applicable, brand names are set forth on Section 3(d)(iii) of the Disclosure Schedule and (ii) any additional products that become approved, marketed or pipeline products of the Company and its Subsidiaries between the date of this Agreement and the Closing Date for which the respective active pharmaceutical ingredients and, if applicable, brand names are set forth on the Additional Products List.

“Purchase Price” means $550,000,000.

“Regulatory Approvals” means the approvals, authorizations, licenses, clearances, registrations and other permissions issued by a Health Authority and used by the Company or its Subsidiaries in the conduct of the business.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Relief” means any loss, allowance, credit, relief, deduction, set-off, exemption, right to repayment or credit or other relief of a similar nature granted by or available in relation to Tax pursuant to Applicable Law.

“RoundTable” means RoundTable Healthcare Partners II, L.P. and RoundTable Healthcare Investors II, L.P.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind or nature whatsoever.

“Sellers’ Representative” means RoundTable Healthcare Partners II, L.P. (or its successor appointed in accordance with the terms of this Agreement).

“Shareholders Agreement” means that certain Shareholders Agreement, dated February 1, 2006, among the Company and the Shareholders of the Company listed therein, as amended.

“Signing Change of Control Payments” means, the aggregate cash value of all change of control, bonus, termination, severance, retention or other similar payments or liabilities (including any payments required to be made, or liabilities accrued, after notice of termination of employment is provided, but excluding any payments or liabilities resulting from, or arising pursuant to, (A) the acceleration of vesting of any option as expressly required by this Agreement or (B) any statutory benefits) (i) that are accrued, incurred or payable by the Company or any of its Subsidiaries prior to, at or after the Closing, pursuant to any Benefit Plan or Benefit Agreement, in each case as in effect as of the Closing, or (ii) that are otherwise obligations of the Company or any of its Subsidiaries that are accrued, incurred or payable prior to, at or after the Closing, in the case of each of clauses (i) and (ii) above, to (A) any Person as a result of or in connection with the transactions contemplated by this Agreement alone (including the Discretionary Bonus Payments) or (B) any Signing Identified Individual as result of or in connection with the transactions contemplated by this Agreement (alone or in combination with any other event, including termination of employment); provided that in no event shall any Signing Change of Control Payments include any amount payable to any Designated Employee (other than any Discretionary Bonus Payment).  For purposes of the immediately preceding sentence, the “cash value” of any noncash payment or liability means the cost of such payment or liability to the Company or any of its Subsidiaries.

“Signing Identified Individuals” means those individuals listed on the Signing Identified Individuals Schedule.

“Signing Identified Individuals Schedule” means the signing identified individuals schedule accompanying this Agreement.

“Specified Employees” means those employees of the Company or one of its Subsidiaries listed on the Specified Employees Schedule.

“Specified Employees Schedule” means the specified employees schedule accompanying this Agreement.

“Specified Matter” means any event set forth in Item 9 of Section 3(p) or Item 9, 13 or 17 of Section 3(v) of the Disclosure Schedule.

“Subsidiary” means any corporation, limited liability company, partnership or other entity with respect to which a specified Person (or a Subsidiary thereof) owns, directly or indirectly, a majority of the common stock or equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers, as the case may be.

“Target Working Capital” means $30,000,000.

“Tax” or “Taxation” means (i) any form or forms of taxation whether in Ireland under TCA 1997, or other Irish tax law, or elsewhere, howsoever and wheresoever arising including, without limiting the generality of the foregoing, income tax,  corporation tax, capital gains tax, value added tax, sales taxes, stamp duty, transfer tax,  residential or commercial property taxes, dividend withholding tax, deposit interest retention tax, professional services withholding tax, relevant contracts tax, petroleum revenue tax, customs and import duties, export duties, excise duties, pay-related social insurance and other similar contributions, PAYE, employment related withholdings in respect of Tax, vehicle registration tax, capital acquisitions tax, estate duty, gift tax, inheritance tax, probate tax, and any and all taxes imposed on gross or net income, profits, gains, receipts, sales, use, occupation or franchise, and all other taxes, levies, charges, surcharges, duties, imposts and withholdings or other fiscal impositions of any kind imposed by any Tax Authority, and all charges and surcharges in respect of tax, whether by way of penalty, fine, interest, or additional liability to tax; and (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group.

“Tax Assessment” means any notice, assessment, letter, demand or other document issued by or on behalf of any Tax Authority, or any action taken by or on behalf of any Tax Authority, under which such Tax Authority imposes, purports to impose or indicates that it may impose Tax on the Company.

“Tax Authority” means any taxing, revenue or fiscal authority (including, without limitation, the Irish Revenue Commissioners) and any Governmental Entity (whether of Ireland or elsewhere in the world) competent to impose, administer or collect any Tax or make any decision or ruling on any matter relating to Tax.

“Tax Claim” means any claim for Relief from or credit against Tax, including a credit granted pursuant to Section 766 or 766A of TCA 1997.

“Tax Liabilities Amount” means (i) the aggregate value of the current liabilities of the Company and its Subsidiaries relating to Taxes (taking into account any payments made to the relevant Taxing Authority in relation to such current liabilities), decreased by the aggregate value of the Irish R&D Tax Credits, in each case determined on a consolidated basis as of the close of business on the Business Day immediately preceding the Closing Date and calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, plus (ii) the aggregate value of any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including penalties and interest) to be incurred in connection with the consummation of the Údarás Transaction.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Tax, including any schedule or attachment thereto, and including any amendment thereof.

“TCA 1997” means the Irish Taxes Consolidation Act 1997, as amended.

“Termination Date” means October 31, 2010.

“Údarás” means Údarás na Gaeltachta, a statutory body established under the Údarás na Gaeltachta Act 1979.

(b) Cross References.  The following terms are defined in the following Section of this Agreement:

Term	Section
“280G Waivers”	5(l)
“Agreement”	Preamble
“Buyer Indemnitee”	9(b)(i)
“Buyer Proposed Amount”	2(a)(iii)(B)
“Buyer”	Preamble
“Class A Shares”	Recitals
“Class B Shares”	Recitals
“Closing”	2(b)(i)
“Closing Adjustment Amount”	2(a)(iv)(A)
“Closing Date”	2(b)(i)
“Closing Payment”	2(a)(ii)(C)
“Closing Schedule”	2(b)(ii)(H)
“Closing Transactions”	2(b)(ii)
“Company”	Preamble
“Confidentiality Agreement”	5(g)
“Consultant”	2(a)(iii)(B)
“Consultant Amount”	2(a)(iii)(B)
“Contract”	3(b)(ii)
“D&O Tail Policy”	6(d)(ii)
“Deductible”	9(e)(iii)
“Direct Claim”	9(d)(ii)
“Disclosure Schedule”	3
“Dispute Notice”	2(a)(iii)(B)
“Environmental Permits”	3(s)(iii)
“Escrow Account”	2(a)(ii)(A)
“Escrow Agent”	2(a)(ii)(A)
“Escrow Agreement”	2(a)(ii)(A)
“Escrow Amount”	2(a)(ii)(A)
“Excess Parachute Payment”	5(l)
“Existing D&O Policy”	6(d)(ii)
“Final Adjustment Amount”	2(a)(iv)(A)
“Financial Statements”	3(g)(i)
“First Escrow Release Date”	9(g)(iii)
“Indemnified Party”	9(b)(iii)
“Indemnifying Party”	9(b)(iii)
“Leased Property”	3(l)
“Listed Competing Product”	6(g)(i)(A)
“Loss”	9(b)(i)
“Material Contracts”	3(n)
“Mini-Basket”	9(e)(i)
“Most Recent Fiscal Year End”	3(g)(i)
“Most Recent Fiscal Year Financial Statements”	3(g)(i)
“Mylan”	Preamble
“Notice Schedule”	10(g)
“Option Exercise Loan”	5(i)(i)
“Parties”	Preamble
“Party”	Preamble
“Pension Schemes”	3(r)(i)(A)
“Permits”	3(j)(ii)

Term	Section
“Permitted Action”	5(c)
“PHI Scheme”	3(r)(i)(A)
“Real Property Lease”	3(l)
“Registered Intellectual Property”	3(m)(ii)
“Restricted Period”	6(g)(i)
“Second Escrow Release Date”	9(g)(iii)
“Seller Indemnitee”	9(b)(ii)
“Seller Proposed Amount”	2(a)(iii)(B)
“Seller”	Preamble
“Sellers’ Representative Fund”	2(a)(ii)(B)
“Sellers”	Preamble
“Shares”	Recitals
“Specified Agreements”	Recitals
“Straddle Period”	9(c)(ii)
“Tax Indemnification”	9(g)(ii)
“Third Party Claim”	9(d)(i)(A)
“True-Up Calculations”	2(a)(iii)(A)
“Údarás Agreement”	7(a)(vi)
“Údarás Transaction”	7(a)(vi)
“Unlisted Competing Product”	6(g)(i)(B)
“Voting Company Debt”	3(e)(iv)

2.           Basic Transaction.

(a)         Purchase and Sale of the Shares; Cash-Out of the Options.

(i)           Certain Determinations.  On the second (2nd) Business Day immediately preceding the Closing Date, the Company shall in good faith determine in a manner consistent with the definition thereof: (A) the Closing Cash Amount, (B) the Closing Net Working Capital Adjustment, (C) the Closing Funded Indebtedness Amount, (D) the amount of each Company Transaction Expense, (E) the amount of each Signing Change of Control Payment and each Closing Change of Control Payment, (F) the Closing Tax Liabilities Amount and (G) the Closing Consideration, and the Company shall provide a written certificate to the Buyer setting forth each such determination, including, in each case, the components thereof.  The Company shall provide to the Buyer any information and back-up materials (including bank account information) reasonably requested by the Buyer with respect thereto.

(ii)           Purchase and Sale of Shares.  As of the Closing, upon the terms and subject to the conditions set forth in this Agreement,

(A)           $55,000,000 (such amount, the “Escrow Amount”) shall be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (1) entered into on the Closing Date among the Sellers’ Representative, Buyer and the escrow agent (the “Escrow Agent”) as security for the obligations of the Sellers and Optionholders pursuant to Section 2(a)(iv)(B), Section 9(b) and Section 9(c), if any, and (2) substantially in the form of Exhibit C attached hereto;

(B)           $4,000,000 (such amount, the “Sellers’ Representative Fund”) shall be deposited into an account designated by the Seller’s Representative to Buyer;

(C)           each of the Sellers holding Shares shall as legal and beneficial owner sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from each Seller, all of the Shares owned by such Seller, against payment by Buyer at the Closing, by wire transfer of immediately available funds to the account designated by such Seller, such Seller’s Allocation Percentage of an amount (the “Closing Payment”) equal to (1) the Closing Consideration minus (2) the Sellers’ Representative Fund minus (3) the Escrow Amount; and

(D)           each of the Other Shareholders shall as legal and beneficial owner sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from each Other Shareholder, all of the Shares owned by such Other Shareholder, against payment by Buyer at the Closing, by wire transfer of immediately available funds to the account designated by the Company, such Other Shareholder’s Allocation Percentage of an amount of equal to the Closing Payment.

(iii)           Determination of Final Net Working Capital, Final Cash Amount and Final Tax Liabilities Amount and Final Funded Indebtedness Amount.

(A)           As soon as practicable, but no later than forty-five (45) days after the Closing Date, the Company shall, and Buyer shall cause the Company to, prepare and deliver to the Sellers’ Representative Buyer’s good faith calculations of each of Net Working Capital, the Cash Amount, the Tax Liabilities Amount and the Funded Indebtedness Amount, in each case, including the components thereof and in a manner consistent with the definition thereof (the “True-Up Calculations”).  If Buyer fails to timely deliver the True-Up Calculations in accordance with the foregoing, then, at the election of the Sellers’ Representative in its sole discretion, either (1) no adjustment shall be made pursuant to Section 2(a)(iv) or (2) the Sellers’ Representative shall retain (at the expense of Buyer) a nationally recognized, independent accounting firm to provide a review of the Company and its Subsidiaries’ books and make an independent calculation of each of Net Working Capital, the Cash Amount, the Tax Liabilities Amount and the Funded Indebtedness Amount, each such calculation of such accounting firm being final, conclusive and binding on the Parties hereto.  The Company shall, and shall cause each of its Subsidiaries to, make its financial records available to the Sellers’ Representative and its advisors (or such independent accounting firm retained by the Sellers’ Representative, as the case may be) in connection with any review conducted in connection with this Section 2(a)(iii)(A).

(B)           If the Sellers’ Representative does not give written notice of any dispute (a “Dispute Notice”) to Buyer within forty-five (45) days of receiving the True-Up Calculations, the Sellers and Buyer agree that the True-Up Calculations shall be deemed to set forth the Final Net Working Capital, the Final Cash Amount, the Final Tax Liabilities Amount and the Final Funded Indebtedness Amount for all purposes hereunder.  Prior to the end of such forty-five (45) day period, the Sellers’ Representative may accept any of the True-Up Calculations by delivering written notice to that effect to Buyer, in which case the applicable amounts will be finally determined when such notice is given.  If the Sellers’ Representative gives a Dispute Notice to Buyer within such forty-five (45) day period, Buyer and the Sellers’ Representative shall use reasonable best efforts to resolve the dispute during the forty-five (45) day period commencing on the date Buyer receives the Dispute Notice from the Sellers’ Representative.  If the Sellers’ Representative and Buyer do not agree upon a final resolution with respect to any disputed items within such forty-five (45) day period, then the remaining items in dispute shall be submitted immediately to Deloitte & Touche LLP, or, if such firm declines to be retained to resolve the dispute, another nationally recognized, independent accounting firm reasonably acceptable to Buyer and the Sellers’ Representative (in either case, the “Consultant”).  The Consultant shall be requested to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Consultant, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.  The terms of appointment and engagement of the Consultant shall be as agreed upon between the Sellers’ Representative and Buyer.  In resolving the disputed items, the Consultant shall (i) make an independent calculation of the aggregate amount of all such disputed items in a manner consistent with the applicable definitions (the “Consultant Amount”) and (ii) resolve all such items by choosing either (A) the aggregate amount for all such items set forth in the True-Up Calculations (the “Buyer Proposed Amount”) or (B) the aggregate amount for all such items set forth in the Dispute Notice (the “Seller Proposed Amount”), based upon which aggregate amount is closer to the Consultant Amount.  Any engagement fees payable to the Consultant shall be borne by (x) the Sellers and Other Shareholders if the Consultant chooses the Buyer Proposed Amount or (y) the Buyer if the Consultant chooses the Seller Proposed Amount.  Except as provided in the immediately preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Consultant shall be borne by the Party incurring such cost and expense.  Such determination of the Consultant shall be conclusive and binding upon the Parties.  The Parties shall revise the True-Up Calculations to reflect the resolution of any objections thereto pursuant to this Section 2(a)(iii)(B) and, as so revised, such True-Up Calculations shall be deemed to set forth the Final Net Working Capital, the Final Cash Amount, the Final Tax Liabilities Amount and the Final Funded Indebtedness Amount for all purposes hereunder.

(C)           The Company shall, and shall cause each of its Subsidiaries to, make its financial records and personnel available to the Sellers’ Representative, its accountants and other representatives and the Consultant at reasonable times during the review by the Sellers’ Representative and the Consultant of, and the resolution of any objections with respect to, the True-Up Calculations.

(iv)           Net Working Capital, Cash Amount, Tax Liabilities Amount and Funded Indebtedness Amount Adjustment.

(A)           If (1) the Final Net Working Capital plus the Final Cash Amount minus the Final Tax Liabilities Amount minus the Final Funded Indebtedness Amount (the “Final Adjustment Amount”) is greater than (2) the Closing Net Working Capital plus the Closing Cash Amount minus the Closing Tax Liabilities Amount minus the Closing Funded Indebtedness Amount (the “Closing Adjustment Amount”), then within three (3) Business Days after the date on which the last of Final Net Working Capital, the Final Cash Amount, the Final Tax Liabilities Amount and the Final Funded Indebtedness Amount is determined, Buyer shall pay to the accounts of each Seller or Other Shareholder such Seller’s or Other Shareholder’s Allocation Percentage of an amount equal to the excess of the Final Adjustment Amount over the Closing Adjustment Amount by wire transfer or delivery of immediately available funds.

(B)           If the Final Adjustment Amount is less than the Closing Adjustment Amount, then within three (3) Business Days after the date on which the last of Final Net Working Capital, the Final Cash Amount, the Final Tax Liabilities Amount and the Final Funded Indebtedness Amount is determined, Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer an amount equal to the excess of the Closing Adjustment Amount over the Final Adjustment Amount from the Escrow Funds (which, notwithstanding anything to the contrary contained herein, shall be the sole source of recovery for any payment required to be made pursuant to this Section 2(a)(iv)(B)).

(b)         The Closing.

(i)           The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois at 10:00 a.m. on the later of (A) the second (2nd) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Section 7 hereof (other than those to be satisfied at the Closing) and (B) September 17, 2010, or at such other location or on such other date as is mutually agreeable to the Buyer and the Sellers.  The date and time of the Closing are herein referred to as the “Closing Date.”

(ii)           Subject to the terms and conditions set forth in this Agreement or in any Specified Agreement, the Parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(A)           the Buyer shall deliver to each Seller holding Shares such holder’s portion of the Closing Payment, by wire transfer of immediately available funds to one or more accounts designated by such Sellers to the Buyer (such account details being delivered at least two (2) Business Days prior to the Closing Date);

(B)           the Buyer shall deliver to the Company, as agent for each Other Shareholder, the aggregate amount of the Closing Payments for the Other Shareholders, by wire transfer of immediately available funds to one or more accounts designated by the Company to the Buyer (such account details being delivered at least two (2) Business Days prior to the Closing Date);

(C)           the Company shall pay to each Other Shareholder (1) the Closing Payment multiplied by such Other Shareholder’s Allocation Percentage, minus (2) any applicable withholding and such Other Shareholder’s portion of the Aggregate Option Exercise Amount; provided that it is acknowledged and agreed that the Company shall make such payments through its regular payroll provider and, in the event the amount in (2) is greater than the amount in (1), such Other Shareholder shall receive no payment;

(D)           each Option Exercise Loan shall be automatically deemed paid in full and terminated with no further obligations outstanding, upon receipt by the Company of the Aggregate Option Exercise Amount (which it is acknowledged that the Company is deemed to have received pursuant to Sections 2(b)(ii)(B) and 2(b)(ii)(C));

(E)           the Buyer shall deliver the Escrow Amount by wire transfer of immediately available funds to the Escrow Account;

(F)           the Buyer shall deliver the Sellers’ Representative Fund by wire transfer of immediately available funds to the account designated by the Sellers’ Representative to the Buyer (such account details being delivered at least two (2) Business Days prior to the Closing Date);

(G)           the Buyer shall pay, or cause to be paid, on behalf of the Company all Company Transaction Expenses by wire transfer of immediately available funds as directed by the Company (such direction being delivered at least two (2) Business Days prior to the Closing Date);

(H)           the Sellers and Other Shareholders shall comply with the obligations set forth on the closing schedule accompanying this Agreement (the “Closing Schedule”); and

(I)           the Buyer, the Company, the Sellers and the Optionholders shall make such other deliveries as are required by and in accordance with Section 7 hereof.

(iii)           The Buyer shall, as part of the Closing but subsequent to the matters set forth in Section 2(b)(ii), procure all amounts necessary for the Company to discharge fully the Closing Funded Indebtedness Amount by wire transfer of immediately available funds as directed by the holders of the Funded Indebtedness (such direction being delivered at least two (2) Business Days prior to the Closing Date), and the Company shall deliver to the Buyer payoff letters reasonably satisfactory to the Buyer and shall make arrangements reasonably satisfactory to the Buyer for such holders to deliver releases and canceled notes at the Closing.

3.           Representations and Warranties of the Company, the Optionholders and the Sellers.  The Company, with respect to the Company and its Subsidiaries, and the Sellers and Optionholders, severally and jointly with respect to themselves, hereby represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that address matters as of a particular date, in which case as of such date), except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”).  The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered paragraphs contained in this Section 3 and the other Sections of this Agreement; provided, however, that any event, fact or circumstance disclosed in any lettered paragraph of the Disclosure Schedule shall be deemed to be a disclosure for purposes of each other lettered paragraph of the Disclosure Schedule to the extent that it is reasonably apparent from the face of such disclosure that it would also qualify such other lettered paragraph.

(a)         Organization; Authorization of Transaction.

(i)           The Company is a corporation duly incorporated and validly existing under the laws of Ireland and each of its Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and, with regard to such Subsidiaries not incorporated or formed in Ireland, in good standing (or the local equivalent) under the laws of its jurisdiction of incorporation or formation, as applicable.  The Company and each of its Subsidiaries is duly qualified to conduct business and is in good standing (or the local equivalent) under the laws of each jurisdiction where such qualifications are required, except where the lack of such qualifications, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.  The Company and each of its Subsidiaries has full corporate or other power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Each Seller that is not an individual is duly organized, validly existing and, with regard to such Sellers not organized in Ireland, in good standing (or the local equivalent) under the laws of the jurisdiction in which it is organized.

(ii)           The Company has full corporate power and authority and each Seller and each Optionholder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by the Company, each Seller and each Optionholder has been duly authorized by all necessary corporate or other action on the part of each such Party. The Company, each Seller and each Optionholder has duly executed and delivered this Agreement.  This Agreement constitutes the valid and legally binding obligation of the Company, each Seller and each Optionholder, enforceable against each of them in accordance with its terms and conditions.

(b)          Noncontravention.  Neither the execution and the delivery of this Agreement by the Sellers, the Optionholders and the Company, nor the consummation of the transactions contemplated hereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any Governmental Entity to which any of the Sellers, the Optionholders, the Company, its Subsidiaries or the assets of the Company or any of its Subsidiaries is subject or any provision of the Constitutive Documents of any of the Sellers, the Optionholders, the Company or its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under or a violation of (with or without notice of lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, give rise to the loss of a material benefit under, result in the creation of any Security Interest under or require any notice under any provision of any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other written contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or franchise or other legally binding obligation (each, including all amendments thereto, a “Contract”) to which any of the Sellers, the Company or any of its Subsidiaries is a party or by which any of them are bound or to which any of their assets are subject, except, in the case of clause (ii), for any conflict, breach, default, violation, acceleration, termination, modification, cancellation, loss, Security Interest or failure to give notice that is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except for applicable requirements of Competition Laws, including the HSR Act and the Competition Act, none of the Sellers, the Optionholders, the Company or its Subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order for the Sellers, the Optionholders and the Company to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)          Brokers’ Fees.  None of the Sellers, the Optionholders, the Company or any of its Subsidiaries has any liability or obligation to pay any broker’s, finder’s, financial advisor’s or other similar fees or commissions to any broker, finder, investment banker, financial advisor or any other Person with respect to the transactions contemplated by this Agreement, except for the fee of Deutsche Bank Securities Inc., as financial advisor to the Company.

(d)         Title to Personal Property.

(i)           The Company or one of its Subsidiaries has good and valid title to, or a valid leasehold interest in, all of the tangible assets (other than the Leased Property) that are reflected on the Most Recent Fiscal Year End Balance Sheet or thereafter acquired, free and clear of any Security Interest other than Permitted Liens, except for assets disposed of in the Ordinary Course of Business since the date of the Most Recent Fiscal Year End Balance Sheet.

(ii)           The Company or one of its Subsidiaries owns or leases all machinery, equipment and other tangible assets used in the conduct of their businesses as currently conducted, except for any immaterial machinery, immaterial equipment or other immaterial tangible assets.  The material machinery, material equipment and other material tangible assets of the Company and its Subsidiaries (other than inventory for sale) are in good operating condition, subject to ordinary wear and tear, and are fit for use in the Ordinary Course of Business.

(iii)          Section 3(d)(iii) of the Disclosure Schedule sets forth, as of the date of this Agreement, a correct and complete list of the active pharmaceutical ingredients and, if applicable, brand names of all of the approved, marketed and pipeline products of the Company and its Subsidiaries.  Section 3(d)(iii) of the Disclosure Schedule and the Additional Products List together set forth, as of the Closing Date, a correct and complete list of the active pharmaceutical ingredients and, if applicable, the brand names of all of the approved, marketed and pipeline products of the Company and its Subsidiaries.

(e)          Capitalization.

(i)            Section 3(e)(i) of the Disclosure Schedule sets forth for the Company as of the date of this Agreement (i) the number of shares of each class of its authorized share capital, (ii) the number of issued shares of each class of its share capital, (iii) the number of Options and (iv) the number of treasury shares (if any).  Except as set forth on Section 3(e)(i) of the Disclosure Schedule, as of the date of this Agreement, no share capital of the Company is issued, reserved for issuance or outstanding.

(ii)           Section 3(e)(ii) of the Disclosure Schedule sets forth for the Company the projected number of shares of each class of its issued share capital following all Optionholders’ exercise of Options in accordance with this Agreement.

(iii)          All issued shares in the capital of the Company have been duly authorized, validly issued and fully paid and all shares in the capital of the Company which may be issued upon exercise of the Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued and fully paid.  Each Seller legally and beneficially owns, and has good and valid title to, all of his or its Shares, and each Optionholder is the holder of all of his or her Options, in each case free and clear of any restrictions on transfer and Security Interests (other than restrictions under the Securities Act and state securities laws, the Shareholders Agreement, the plan and option certificate governing such Options or the articles of association of the Company) and are not subject to, nor were they issued in violation of, any purchase option, call option, preemptive right, right of first refusal, subscription right or similar right.  The Company has or will have prior to Closing full corporate power and authority to cause the Options to be treated in the manner described in Section 2 and Section 5(i) and, immediately after the Closing, no Optionholder or other Person will have any right or entitlement to acquire any of the share capital of the Company pursuant to the Options or any other compensatory equity award of the Company or any of its Subsidiaries.

(iv)           There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, shares in the capital of the Company having the right vote) on any matters on which holders of Shares may vote (“Voting Company Debt”).  Except as set forth on Section 3(e)(i) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, puts, calls, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any Seller or any Other Shareholder holding Shares following exercise of Options held thereby to sell, transfer or otherwise dispose of any of the share capital of the Company or that could require the Company to issue, sell or otherwise cause to become outstanding any of its share capital, or any security convertible or exercisable for or exchangeable into any of its share capital or any Voting Company Debt (in each case, other than this Agreement, the Shareholders Agreement or the articles of association of the Company).  There are no outstanding share appreciation, phantom share or similar rights with respect to the Company.

(v)           Except for the Shareholders Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any share capital of the Company.  As of immediately prior to the Closing, the parties to the Shareholders Agreement will have entered into an agreement terminating, effective immediately prior to the Closing, the Shareholders Agreement, such that the Shareholders Agreement will have no further force and effect immediately after the Closing.

(vi)           Section 3(e)(vi) of the Disclosure Schedule sets forth the Options held by each Optionholder and the Option Certificate pursuant to which such Options were issued.  Each such Option Certificate (i) is in full force and effect, is enforceable against the Optionholder party thereto in accordance with its terms (including its non-competition, non-solicitation and non-disruption provisions) and has not been superseded, amended, modified or supplemented in any respect by any other agreement (except for an applicable Specified Agreement) or otherwise, (ii) will survive the Closing and (iii) will remain in full force and effect and be enforceable against such Optionholder, in each case in accordance with its terms (including its non-competition, non-solicitation and non-disruption provisions), and will not be superseded, amended, modified or supplemented in any respect by any other agreement (except for an applicable Specified Agreement or another agreement with the Buyer) or otherwise.  Each of the Company and each of its Subsidiaries are nominated as Participating Companies (as such term is defined in the Option Scheme).

(f)           Subsidiaries.  The Company does not have any ownership interest in any corporation, partnership, limited liability company, joint venture or other Person other than those entities set forth on Section 3(f) of the Disclosure Schedule.  All of the equity interests of such entities are legally and beneficially owned directly or indirectly by the Company and the Company or one of its Subsidiaries has good and valid title to such equity interests.  All of the issued and outstanding shares of common stock or equity interests of each of the Company’s Subsidiaries have been duly authorized, validly issued and are fully paid, free and clear of all Security Interests and are not subject to, nor were they issued in violation of, any purchase option, call option, preemptive right, right of first refusal, subscription right or similar right.  There are no outstanding or authorized options, warrants, puts, calls, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any of the Company’s Subsidiaries to issue, sell or otherwise cause to become outstanding any equity interests of any of the Company’s Subsidiaries, or any security convertible or exercisable for or exchangeable into any equity interests of any of the Company’s Subsidiaries.  There are no outstanding equity appreciation, phantom equity or similar rights with respect to of any of the Company’s Subsidiaries.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity interests of any of the Company’s Subsidiaries.

(g)          Financial Statements; Internal Controls.

(i)           Attached hereto as Exhibit A are the following financial statements (collectively the “Financial Statements”): (i) the Company and its Subsidiaries’ consolidated audited balance sheet and statements of income, stockholders’ equity and cash flows as of and for the year ended June 30, 2008, (ii) the Company and its Subsidiaries’ consolidated audited balance sheet and statements of income, stockholders’ equity and cash flows (the “Most Recent Fiscal Year Financial Statements”) as of and for the year ended June 30, 2009 (the “Most Recent Fiscal Year End”) and (iii) the Company and its Subsidiaries’ consolidated unaudited balance sheet and statements of income and cash flows as of and for the 11-month period ended May 31, 2010.  The Financial Statements are correct and complete in all material respects, have been prepared in accordance with the Irish Companies Acts and GAAP applied on a consistent basis throughout the periods covered thereby and present a true and fair view of the assets, liabilities (including all reserves) and financial condition of the Company and its Subsidiaries as of such dates and the results of operations, changes in cash flows and, with respect to the audited financial statements, stockholders’ equity of the Company and its Subsidiaries for such periods; provided that the unaudited financial statements are subject to normal year end adjustments and lack footnotes and other presentation items.

(ii)           The Company and its Subsidiaries’ system of internal controls over financial reporting is sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company or any of its Subsidiaries.

(h)          Absence of Certain Developments.

(i)            Since the Most Recent Fiscal Year End, there has not been any change, event, occurrence, circumstance or development that has had or would reasonably be expected to have a Material Adverse Effect.

(ii)           In addition to the foregoing, since the Most Recent Fiscal Year End, neither the Company nor any of its Subsidiaries has:

(A)          borrowed any amount or incurred any liabilities (other than liabilities incurred in the Ordinary Course of Business pursuant to a Material Contract) which, individually, are in excess of $75,000 or, in the aggregate, are in excess of $175,000;

(B)          mortgaged, pledged or subjected any of its assets to any Security Interest, except for Permitted Liens arising in the Ordinary Course of Business;

(C)          sold, assigned or transferred any of its tangible assets (other than sales, assignments or transfers of inventory in the Ordinary Course of Business), which, individually, are in excess of $75,000 or, in the aggregate, are in excess of $175,000;

(D)          sold, assigned or transferred any Intellectual Property or other intangible assets, which, individually, are in excess of $75,000 or, in the aggregate, are in excess of $175,000;

(E)           made any capital expenditures or commitments therefor which, individually, are in excess of $75,000 or, in the aggregate, are in excess of $175,000;

(F)           entered into, modified, amended or terminated any Material Contract outside the Ordinary Course of Business;

(G)           issued, sold or transferred any of its equity securities, securities convertible into its equity securities or warrants, options or other rights to acquire its equity securities, or any notes, bonds or other debt securities;

(H)          split, combined or reclassified any capital stock of the Company or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(I)           declared, set aside or paid any dividend (other than cash dividends) or made any distribution on its capital stock or equity interests or redeemed or purchased any shares of its capital stock or equity interests;

(J)           (1) suffered any theft, damage, destruction, or casualty loss to any of its assets, whether or not covered by insurance, which, individually, are in excess of $75,000 or, in the aggregate, are in excess of $175,000 or (2) suffered any substantial destruction of its books and records;

(K)          canceled any indebtedness or waived any claims or rights of value, which, individually, are in excess of $75,000 or, in the aggregate, are in excess of $175,000;

(L)           made a change in its accounting methods, principles or practices other than those required by GAAP;

(M)         acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory), which, individually, are in excess of $50,000 or, in the aggregate, are in excess of $100,000;

(N)           entered into any lease of real property, except any renewals of existing leases in the Ordinary Course of Business;

(O)           amended any Constitutive Documents of the Company or any of its Subsidiaries;

(P)           (1) increased the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except in the Ordinary Course of Business, (2) granted any retention, severance, change in control, or termination pay to, or entered into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or any of its Subsidiaries, (3) established, adopted, entered into, terminated or amended any Benefit Plan or collective bargaining agreement, or established, adopted or entered into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, for the benefit of any director, officer or employee, (4) loaned or advanced any money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries or (5) other than as expressly required by this Agreement, took any action to accelerate the time of vesting or payment of (or fund or otherwise secure) any compensation or benefits under any Benefit Plan, except, in the case of the matters described in clauses (1) through (5), other than pursuant to any Benefit Plan, Benefit Agreement, Pension Scheme or PHI Scheme, or as otherwise required by Applicable Law;

(Q)           (1) had an order made, petition presented or resolution passed for its winding-up, (2) had an examiner or equivalent appointed to it, (3) had a distress, execution, sequestration, attachment or other process levied on any of its assets or (4) been insolvent or unable to pay its debts as they fall due within the meaning of Section 214 of the Irish Companies Act 1963 or Section 2(3) of the Irish Companies (Amendment) Act 1990; or

(R)           authorized or committed, whether in writing or otherwise, to do any of the foregoing.

(i)           Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for (i) liabilities set forth on the Most Recent Fiscal Year End Balance Sheet (including any notes thereto), (ii) liabilities arising after the date of this Agreement in connection with any actions expressly required to be taken by this Agreement, (iii) liabilities or obligations which have arisen in the Ordinary Course of Business since the date of the Most Recent Fiscal Year End Balance Sheet and (iv) liabilities that would not exceed, individually, $75,000 or, in the aggregate, $175,000.

(j)           Legal Compliance.

(i)            The Company and its Subsidiaries are in compliance in all material respects with all Applicable Law.  Neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity since February 1, 2006, that alleges that either the Company or any of its Subsidiaries is not in compliance in any material respect with any Applicable Law.

(ii)           Section 3(j)(ii) of the Disclosure Schedule sets forth each approval, authorization, certificate, franchise, license, registration and permit of or with all Governmental Entities (collectively, “Permits”) issued or granted to or held by the Company or one of its Subsidiaries.  The Company and each of its Subsidiaries validly holds and has in full force and effect all Permits used in the ownership, leasing or operation of its properties and assets and to carry on their businesses as currency conducted, except for immaterial Permits.  There has occurred no material violation of, or default (with or without notice or lapse of time or both) under, or event, to the Knowledge of the Company, giving to any other Person any right of termination, amendment (other than immaterial amendments) or cancellation of, any such Permit.  The Company and each of its Subsidiaries has complied with all material terms and conditions of all material Permits issued or granted to or held by the Company or one of its Subsidiaries, and no Permit is subject to suspension, modification (other than immaterial modifications), revocation or nonrenewal as a result of the consummation of the transactions contemplated hereby.  No proceeding is pending or, to the Knowledge of the Company, threatened seeking the revocation or limitation (other than immaterial limitations) of any Permit.

(k)           Tax Matters.

(i)           Each of the Company and each of its Subsidiaries has timely filed all material Tax Returns and all material Tax Claims required to be filed by it.

(ii)           Each of the Company and each of its Subsidiaries has timely paid all material Tax due and payable by it and the books and records of the Company and its Subsidiaries reflect adequate accruals and provisions, in accordance with GAAP, for all material Taxes payable by the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed.  Neither the Company nor any of its Subsidiaries has any liability for any material Taxes of any Person other than itself (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of Federal, state or local, domestic or foreign, law), (B) as a transferee or successor or (C) by Contract or otherwise (other than (1) any customary tax indemnity, tax sharing or tax allocation provision in agreements with customers, suppliers, lessors or the like entered into in the Ordinary Course of Business, (2) any customary tax indemnity, tax sharing or tax allocation provision in a customary credit agreement and (3) any customary agreement addressing property taxes payable for properties leased to the Company or any of its Subsidiaries).  Neither the Company nor any of its Subsidiaries has filed any Tax Return as part of any consolidated, combined, affiliated, aggregate or unitary group.

(iii)           No material deficiency or proposed adjustment which has not been resolved or settled has been proposed, asserted or assessed by any Tax Authority against the Company or any of its Subsidiaries.

(iv)          The Company and its Subsidiaries have accurately completed and duly made material value added tax returns on time and have accounted for and paid on time all material value added tax due and payable by them.  The Company and its Subsidiaries have provided Tax invoices in the required form and within the required time to all Persons to whom the Company or any of its Subsidiaries has made a taxable supply of goods or services, except where the failure to provide such information in a timely manner would not be material.  The Company and its Subsidiaries do not make and have not made any supplies that are exempt for value added tax purposes and have not recovered any value added tax on non-deductible expenses.

(v)           The Company and its Subsidiaries have withheld and paid all material Tax required by Applicable Law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, company tax resident in a country outside the Republic of Ireland or the United States or other third party or the provision of a benefit in kind, payment of expenses or share-based reward to any employee and are in compliance with all material Tax withholding provisions of all Applicable Law.

(vi)          Section 3(k)(vi) of the Disclosure Schedule lists those Tax Returns that currently are the subject of audit or for which written notice of intent to audit has been received.  Except in each case as would be immaterial, the Company has made available to the Buyer copies of all Tax Returns filed and all Tax rulings, closing agreements, settlement agreements, pending ruling requests and correspondence with any Tax Authority relating thereto, transfer pricing studies, valuation studies, examination reports and written statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries for all taxable periods for which the applicable statute of limitations has not yet expired, taking into account extensions thereof.  The U.S. Federal income Tax Returns of the Company and its Subsidiaries have never been examined by the IRS.  The relevant statute of limitations is closed with respect to all material Federal, state and local, domestic and foreign income Tax Returns of the Company for all years through June 30, 2006 (except for such Tax Returns filed in Ireland, New Jersey and Tennessee).

(vii)         Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Tax or agreed to any extension of time with respect to a Tax Assessment which waiver or extension is still in effect.

(viii)        Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement with any Person.

(ix)           No Security Interests for material Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Security Interests for Taxes not yet due and payable.

(x)           Bioniche Pharma USA LLC will not be required to include, for U.S. Federal, state or local Tax purposes, in a taxable period beginning after the Closing Date taxable income attributable to income that accrued prior to the Closing Date but was not recognized in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state or local Tax law or for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to Closing).

(xi)           Section 3(k)(xi) of the Disclosure Schedule contains a correct and complete copy of the Irish Corporation Tax computations for the year ended June 30, 2009 for the Company and any of its Subsidiaries that had unused Reliefs available, as of that date, for offset against future Taxation in the Republic of Ireland or that held plant and machinery or industrial buildings in respect of which capital allowances had been claimed.

(xii)          Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in (A) any distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code within the two-year period ending on the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Shares or any of the other transactions contemplated by this Agreement.

(xiii)         Each of the Company and each of its Subsidiaries has disclosed on its U.S. Federal income Tax Returns and reports, as applicable, all positions taken therein that could give rise to a substantial understatement of U.S. Federal income tax within the meaning of Section 6662 of the Code.

(xiv)        Neither the Company nor any of its Subsidiaries has ever participated in any “reportable” transaction, as defined in Treasury Regulation Section 1.6011-4(b), or any “disclosable transaction”, as defined in Section 817D of TCA 1997.

(xv)         Each of the Company and each of its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax law.

(xvi)        Neither the Company nor any of its Subsidiaries is a “close company” as defined in TCA 1997; however, to the extent that it is, it has not suffered any additional Tax liabilities as a result of it being treated as a “close company”.

(xvii)       The Company and its Subsidiaries have claimed all available scientific research allowances in accordance with Section 765 of TCA 1997.

(xviii)      The Company and its Subsidiaries have claimed research and development tax credits for all relevant expenditure in accordance with Sections 766 and 766A of TCA 1997.

(xix)         Neither the Company nor any of its Subsidiaries has, within the two years immediately prior to Closing, made any claim for relief from stamp duty in accordance with Section 79 or Section 80 of the Stamp Duties Consolidation Act 1999.  The transaction contemplated under this Agreement will not result in the Company or any of its Subsidiaries ceasing to be a member of a group within the meaning of Section 623 of the TCA 1997.

(l)           Real Property.  Section 3(l) of the Disclosure Schedule lists all real property leased or subleased by the Company or any of its Subsidiaries (the “Leased Property”).  The Company has made available to the Buyer correct and complete copies of the leases and subleases for the Leased Property and all amendments and supplements thereto (each, a “Real Property Lease”).  Except for the Real Property Leases, neither the Company nor its Subsidiaries occupies, has any interest in, or has any other rights or obligations with respect to, any real property.  The Company and its Subsidiaries have complied in all material respects with the terms of each Real Property Lease and each Real Property Lease is valid, binding, enforceable and in full force and effect in all material respects.  The Company and its Subsidiaries have valid leasehold interests in the Leased Property, subject only to Permitted Liens.  Neither the Company nor any of its Subsidiaries has given or received any notice (i) alleging a default under a Real Property Lease which remains uncured, (ii) of termination of a Real Property Lease or (iii) alleging that a Leased Property is in disrepair or requiring any portion of a Leased Property to be repaired.  No event has occurred which (with or without the lapse of time or the giving of notice, or both) would constitute a default under any Real Property Lease.

(m)           Intellectual Property.

(i)            (A) The Company or one of its Subsidiaries owns, is licensed or otherwise has the right to use, all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted, other than immaterial Intellectual Property; provided that nothing in this Section 3(m)(i)(A) constitutes a representation or warranty that the conduct of the business of the Company and its Subsidiaries does not infringe the Intellectual Property of any other Person, (B) the Intellectual Property owned by the Company or any of its Subsidiaries is free and clear of all Security Interests and any license or other restriction, (C) (1) to the Knowledge of the Company, no action, suit, proceeding, hearing, investigation is pending, (2) neither the Company nor any of its Subsidiaries has received any written claim or written demand since February 1, 2006, or (3) to the Knowledge of the Company, no claim or demand has been threatened since February 1, 2006, in each case which challenges the legality, validity, enforceability, use or ownership of any Intellectual Property of the Company or its Subsidiaries (other than office actions issued in the ordinary course of prosecution of any pending applications for patents or trademarks), (D) to the Knowledge of the Company, no Intellectual Property of the Company or its Subsidiaries is subject to any outstanding injunction, judgment, order, decree, ruling or charge, (E) to the Knowledge of the Company, no Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of the Company or its Subsidiaries since February 1, 2006, and (F) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated, or been accused of interfering with, infringing upon, misappropriating, or otherwise come into conflict with, any Intellectual Property of any other Person since February 1, 2006.

(ii)           Section 3(m)(ii) of the Disclosure Schedule identifies each patent or registered Intellectual Property, or application therefor, owned by the Company or any of its Subsidiaries (“Registered Intellectual Property”).

(iii)          With respect to each item of Registered Intellectual Property, such item of Registered Intellectual Property has been duly registered or filed with or issued by each appropriate Governmental Entity, all necessary affidavits of continuing use have been timely filed and all necessary maintenance fees have been timely paid, in each case as necessary to continue all rights in effect.

(iv)          The Company and its Subsidiaries have used commercially reasonable efforts to maintain material trade secrets and other material confidential information of the Company or any of its Subsidiaries in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance.

(v)           Since February 1, 2006, neither the Company nor any of its Subsidiaries has ever sold any pharmaceutical product which at the time of such sale was the subject of any proceeding, to which the Company or any of its Subsidiaries was a party, seeking to invalidate patent rights related to such product.

(n)           Contracts.  Section 3(n) of the Disclosure Schedule lists the following Contracts  to which one of the Company or its Subsidiaries is a party:

(i)            any Contract for the lease of personal or real property to or from any Person providing for lease payments in excess of $100,000 per annum;

(ii)           any Contract for the purchase of products or services (in each case, other than Contracts evidenced by purchase orders made in the Ordinary Course of Business), under which the undelivered balance of such products and services has a purchase price in excess of $175,000;

(iii)          any Contract for the sale of products or services (in each case, other than Contracts evidenced by purchase orders made in the Ordinary Course of Business), under which the undelivered balance of such products or services has a sales price in excess of $175,000;

(iv)          any Contract concerning a partnership or joint venture;

(v)           any Contract under which it has created, incurred, assumed or guaranteed any Funded Indebtedness, in excess of $175,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(vi)          any Contract containing a non-competition provision which materially restricts the ability of the Company or any of its Subsidiaries to freely conduct its business or pursuant to which any material benefit is required to be given or lost as a result of so competing;

(vii)         any Contract with any of the Sellers, Optionholders and their Affiliates which will survive the Closing, other than any Benefit Plan, Benefit Agreement or term or condition of employment;

(viii)        any Contract under which it has advanced or loaned any amount to any of its directors, officers, managers or employees or, outside the Ordinary Course of Business, to any other Person;

(ix)          any distribution or franchise Contract;

(x)           any currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xi)          any license agreement (excluding off-the-shelf software license agreements) pursuant to which the Company or any of its Subsidiaries has granted to any third party, or has been granted by any third party, any rights in any Intellectual Property;

(xii)         any Contract granting the other party to such Contract or a third party “most favored nation” status that applies to existing or future Affiliates of the Company;

(xiii)        any Contract that provides for “exclusivity” or any similar requirement in favor of any Person other than the Company, or under which the Company is restricted in any respect in the distribution, licensing, marketing, purchasing, development or manufacturing of its Products;

(xiv)        any Contract containing any “non-solicitation”, “no-hire” or similar provision that restricts the Company;

(xv)         any Contract under which it has agreed to indemnify any Person in an amount that would reasonably be expected to exceed $175,000 (other than Contracts under which the Company or one of its Subsidiaries has agreed to indemnify any customer of the Company or one of its Subsidiaries with respect to liability for Products);

(xvi)        any Contract with any Governmental Entity;

(xvii)       any Contract entered into in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding that provides for ongoing obligations on the part of the Company or its Subsidiaries or any third party, other than terms providing solely for confidentiality or non-disparagement;

(xviii)      any Contract made outside of the Ordinary Course of Business that reasonably be expected to have an out-of-pocket cost to the Company or one of its Subsidiaries to exceed $175,000; and

(xix)         any other Contract, the default of which would result in a Material Adverse Effect.

The Company has made available to the Buyer a correct and complete copy of each Contract listed in Section 3(n) of the Disclosure Schedule (collectively, the “Material Contracts”).  With respect to each Material Contract, (A) such Material Contract is legal, valid, binding, enforceable and in full force and effect in all material respects, (B) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Material Contract is (with or without the lapse of time or giving of notice, or both) in breach or default in any material respect, (C) no event has occurred which (with or without the lapse of time or giving of notice, or both) would permit termination, modification or acceleration in any material respect by any party to such Material Contract and (D) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Material Contract has repudiated such Material Contract.

(o)           Insurance.  Section 3(o) of the Disclosure Schedule describes each insurance policy maintained by or on behalf of the Company or any of its Subsidiaries.  All of such insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, no policy aggregate is impaired by the payment of claims and no notice of cancellation or termination has been received with respect to any such policy.  The Company and its Subsidiaries are not in breach or default with respect to their obligations under any such policy and there are no pending or, to the Knowledge of the Company, threatened material claims under any such policy.

(p)           Litigation.  Section 3(p) of the Disclosure Schedule sets forth each instance in which the Company or any of its Subsidiaries (i) is subject to any outstanding material injunction, judgment, order, decree or ruling or (ii) is a party to or the subject of or, to the Knowledge of the Company, is threatened to be made a party to or the subject of any material action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.

(q)           Employees.

(i)            Section 3(q)(i) of the Disclosure Schedule sets forth each material collective bargaining agreement or other labor union contract to which the Company or any of its Subsidiaries is a party.  Neither the Company nor any of its Subsidiaries has experienced, or, to the Knowledge of the Company, been threatened with any strike or notice of strike, work stoppage, lockout or other material collective bargaining or industrial relations dispute since February 1, 2006.  There have been no unfair labor practice complaints pending against the Company or any of its Subsidiaries before any Governmental Entity or any current union representation questions involving employees of the Company or any of its Subsidiaries since February 1, 2006.  The Company and its Subsidiaries, since February 1, 2006, have complied in all material respects with all legal obligations, codes of conduct or practice, collective agreements, customs and practices, employee-related information and consultation obligations and conditions of service relevant to their respective employees.

(ii)           The Company has made available to the Buyer (A) a correct and complete (as of the date of this Agreement) organizational chart for the Company, including all directors and officers of the Company and their respective titles, and (B) a correct and complete (as of the date of this Agreement) list of all employees of the Company and its Subsidiaries, including their respective titles, departments, start dates and work locations.

(iii)          Section 3(q)(iii) of the Disclosure Schedule sets forth a correct and complete list of the terms and conditions of employment applicable to each employee employed in Ireland by the Company or any of its Subsidiaries whether such terms and conditions are agreed upon individually with employees, by collective agreement or by custom and practice.

(r)           Employee Benefits.

(i)           With respect to employee benefits provided in Ireland:

(A)           Section 3(r)(i)(A) of the Disclosure Schedule contains a correct and complete  list of all retirement and death benefit schemes (the “Pension Schemes”) and permanent health insurance scheme (the “PHI Scheme”) of Bioniche Teoranta.

(B)           The Company has made available to Buyer correct and complete copies of all material documents related to the Pension Schemes and the PHI Scheme.

(C)           The Pension Schemes are registered with the Pensions Board as required by the Irish Pensions Act 1990 (as amended).

(D)           Each Pension Scheme is an exempt approved scheme within the meaning of Chapter 1 of Part 30 of TCA 1997.  The documentation referred to in Section 3(r)(i)(B) is satisfactory in the case of each Pension Scheme to ensure continued treatment of such Pension Scheme as an exempt approved scheme. Nothing has been done or omitted to be done which will or may result in any Pension Scheme ceasing to be an exempt approved scheme.

(E)           There is not and has never been a defined benefit scheme, as defined by the Irish Pensions Act 1990 (as amended), in place in the Company or any of its Subsidiaries.

(F)           There is no scheme or, to the Knowledge of the Company, informal practice in place by the Company or any of its Subsidiaries that provides for the payment of ex-gratia redundancy payments to any of their respective employees.

(ii)           With respect to employee benefits provided anywhere in the world other than in the Republic of Ireland:

(A)          Section 3(r)(ii)(A) of the Disclosure Schedule sets forth a correct and complete list of each material Benefit Plan and Benefit Agreement.  With respect to each material Benefit Plan and Benefit Agreement, the Company has made available to Buyer correct and complete copies of the following as applicable: (A) such Benefit Plan or Benefit Agreement, including any amendment thereto, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (D) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto.

(B)           Each Benefit Plan (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other Applicable Law.  None of the Company or any of its Subsidiaries has received notice of and, to the Knowledge of the Company, there are no material investigations by any Governmental Entity or plan termination proceedings or other material claims, suits or proceedings (except routine claims for benefits payable in the ordinary course) against or involving any Benefit Plan.

(C)           Neither the Company nor any of its Subsidiaries has any actual or contingent liability (including on account of a Commonly Controlled Entity) under, any Benefit Plan that is subject to Section 302 of the Code, Title IV of ERISA, Section 412 of the Code or is otherwise a defined benefit plan.  No Benefit Plan or Benefit Agreement provides or promises to provide health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Applicable Law).

(D)           No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company, other than amounts payable pursuant to any agreement by or between such “disqualified individual” and the Buyer or any of its Subsidiaries (other than this Agreement) will, after taking into account any 280G Waivers executed and delivered to Bioniche Pharma USA LLC, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(E)           Section 3(r)(ii)(E) of the Disclosure Schedule sets forth with respect to each disqualified individual with respect to the Company or any of its Subsidiaries that could reasonably be expected to receive any excess parachute payment, such person’s name, title and base amount (as defined in Section 280G(b)(3) of the Code).

(F)           No director, officer, employee or independent contractor of the Company or any of its Subsidiaries is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed on such person.

(iii)           With respect to employee benefits provided anywhere in the world, (A) neither the execution and delivery of this Agreement nor any transaction contemplated by this Agreement (alone or in conjunction with any termination of employment on or following the Closing) will (A) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to any compensation or benefit (other than payment for the Shares of such person sold to the Buyer), (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits under any Benefit Plan, Benefit Agreement, share option agreement or term or condition of employment (other than payment to such person for the Shares of such person sold to the Buyer) or (C) limit the Company’s right to amend, modify or terminate any Benefit Plan, Benefit Agreement, share option agreement or term or condition of employment.

(s)           Environmental Matters.

(i)           The Company and its Subsidiaries are and, since February 1, 2006, have been in compliance in all material respects with all applicable Environmental Requirements.

(ii)           Neither the Company nor any of its Subsidiaries has received since February 1, 2006, or that otherwise remains unresolved any written notice regarding any material violation of any applicable Environmental Requirements or any material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to the Company, any of its Subsidiaries or their respective current or former facilities or operations and arising under applicable Environmental Requirements.

(iii)          The Company possesses and is in compliance in all material respects with all permits, licenses, certificates, approvals and authorizations required under applicable Environmental Requirements (“Environmental Permits”) for the conduct of its operations as currently conducted, all such Environmental Permits are in good standing in all material respects and valid, and the Company has not been advised by any Governmental Entity of any actual or proposed material change in the status or terms and conditions of any such Environmental Permit.

(iv)          There are no material Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company, and neither the Company nor any of its Subsidiaries is subject to any material order, decree or judgment pursuant to any Environmental Requirement.

(v)           There has been no Release of or exposure to any Hazardous Material in a manner that would reasonably be expected to form the basis of any material liability or obligation (including liability or obligation for investigations, cleanup, removal or other remedial actions, natural resource damages, fines, property damages, personal injuries, third-party claims and injunctive relief) of the Company or any of its Subsidiaries under or pursuant to any Environmental Requirement or to result in a material Environmental Claim against the Company or any of its Subsidiaries.

(vi)          The Company has not retained or assumed, either contractually or by operation of law, any material liabilities or obligations of any third party or any predecessor entity that would reasonably be expected to form the basis of any material liability or obligation (including liability or obligation for investigations, cleanup, removal or other remedial actions, natural resource damages, fines, property damages, personal injuries, third-party claims and injunctive relief) of the Company or any of its Subsidiaries under or pursuant to any Environmental Requirement.

(vii)         Other than the representations and warranties contained in Sections 3(b), 3(g), 3(h), 3(i), 3(j)(ii), 3(l) (with respect to the absence of Security Interests other than Permitted Liens), 3(n)(xv) through (xix), and 3(o), this Section 3(s) contains the sole and exclusive representations and warranties of the Company, the Sellers and the Optionholders with respect to any environmental matters (with respect to the Company and its Subsidiaries), including any arising under any Environmental Requirements.

(t)           Customers and Suppliers.

(i)           Section 3(t)(i) of the Disclosure Schedule lists the ten (10) largest customers of the Company and its Subsidiaries (determined on the basis of amounts paid to the Company) for (A) the most recent completed fiscal year and (B) the period from such fiscal year end through the date hereof and, in each case, such amount paid during such period.  Since the date of the Most Recent Fiscal Year Financial Statements, no customer listed on Section 3(t) of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, buying products and services from the Company and its Subsidiaries.

(ii)           Section 3(t)(ii) of the Disclosure Schedule lists the ten (10) largest suppliers of the Company and its Subsidiaries (determined on the basis of amounts paid by the Company) for (A) the most recent completed fiscal year and (B) the period from such fiscal year end through the date hereof and, in each case, such amount paid during such period.  Since the date of the Most Recent Fiscal Year Financial Statements, no supplier of the Company and its Subsidiaries has indicated that it shall (A) stop, or materially decrease the rate of, (B) materially increase the price of, or (C) materially adversely change the relationship for supplying materials, products or services to the Company and its Subsidiaries.

(u)           Certain Business Relationships with the Company.  Except as disclosed in the notes to the Financial Statements, as of the Closing, none of the Sellers, Optionholders, any of their respective Affiliates or any Connected Person has a claim against, or a Contract with, or any liability owing to or from, the Company or any of its Subsidiaries, other than in his, her or its capacity as a director, officer, employee or securityholder of the Company or any of its Subsidiaries.

(v)           Regulatory Approvals.

(i)           (A) With respect to each of the approved or marketed Products and, to the extent applicable, pipeline Products, (1) the Company or one of its Subsidiaries has obtained, or holds the rights to, all Regulatory Approvals used in the conduct of their businesses as currently conducted, (2) the Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of each such Regulatory Approval and each of the Products meets specifications for tests, procedures and acceptance criteria set forth in each of its applications for a Regulatory Approval and (3) the Company and its Subsidiaries are in compliance in all material respects with Applicable Law and guidelines issued by Health Authorities associated with the manufacture, packaging, testing, storage and distribution of the Products, including registration, licensure and notification for the site at which the Products are manufactured, processed, packed, held for distribution or from which and into which they are distributed; (B) since February 1, 2006 and, to the Knowledge of the Company, on or prior to February 1, 2006, all manufacturing operations performed by or, to the Knowledge of the Company, on behalf of the Company and its Subsidiaries have been and are being conducted in material compliance with then current good manufacturing practices, as set forth (1) in 21 C.F.R. 210-211 and associated compliance guidelines and (2) by the European Medicines Agency, as applicable; and (C) the Company and its Subsidiaries are in material compliance with all reporting requirements for all Regulatory Approvals and plant registrations described in clause (i)(A) above.

(ii)           Neither the Company nor any of its Subsidiaries has received any written notice from any Health Authority alleging circumstances that would be reasonably expected to lead to any loss, suspension, or termination of any Regulatory Approval or any recall of any marketed Product, voluntary or otherwise.

(iii)           Section 3(v)(iii) of the Disclosure Schedule sets forth a correct and complete list of all of the Regulatory Approvals for the Products and the owner of each such Regulatory Approval.  Except as set forth on Section 3(v)(iii) of the Disclosure Schedule, the Company or one of its Subsidiaries is the sole and exclusive owner of, has good and valid title to, and has the full right and power to sell or transfer all of its respective rights associated with Regulatory Approvals for the Products, free and clear of all Security Interests and any license or other restriction.

(w)          Product Liability.

(i)           To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability arising out of any injury to individuals or property as a result of ownership, possession or use of any Product manufactured, sold or delivered by the Company or its Subsidiaries in excess of any reserves applicable thereto set forth on the Most Recent Fiscal Year End Balance Sheet.

(ii)           Section 3(w)(ii) of the Disclosure Schedule sets forth a description of all Product recalls performed by the Company since February 1, 2006.

(x)           EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS, THE OPTIONHOLDERS, THE COMPANY AND ITS SUBSIDIARIES IN THIS AGREEMENT OR ANY CERTIFICATE DELIVERED TO THE BUYER PURSUANT TO THIS AGREEMENT ARE IN LIEU OF, AND ARE EXCLUSIVE OF, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, AT LAW OR EQUITY, INCLUDING ANY IMPLIED WARRANTIES.  THE SELLERS, THE OPTIONHOLDERS, THE COMPANY AND ITS SUBSIDIARIES HEREBY DISCLAIM ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).  NOTWITHSTANDING THE GENERALITY OF THE FOREGOING, THE PARTIES ACKNOWLEDGE AND AGREE THAT NOTHING SET FORTH IN THIS SECTION 3(X) SHALL LIMIT OR RELIEVE IN ANY WAY ANY PERSON OF ANY LIABILITY TO THE BUYER ARISING OUT OF FRAUD.

4.            Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Sellers that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that address matters as of a particular date, in which case as of such date).

(a)           Organization of the Buyer.  The Buyer is a limited partnership duly organized, validly existing and in good standing (or the local equivalent) under the laws of the jurisdiction of its formation.

(b)           Authorization of Transaction.  The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by the Buyer has been duly authorized by all necessary action. The Buyer has duly executed and delivered this Agreement.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions.

(c)           Noncontravention.  Neither the execution and the delivery of this Agreement by the Buyer, nor the consummation of the transactions contemplated hereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any Governmental Entity to which the Buyer is subject or any provision of the Constitutive Documents of the Buyer or (ii) conflict with, result in a breach of, constitute a default under or a violation of (with or without notice of lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, give rise to the loss of a material benefit under, result in the creation of any Security Interest under or require any notice under any provision of any Contract to which the Buyer is a party or by which it is bound or to which any of its assets are subject, except, in the case of clause (ii), for any conflict, breach, default, violation, acceleration, termination, modification, cancellation, loss, Security Interest or failure to give notice has not had and would not reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.  Except for applicable requirements of Competition Laws, including the HSR Act and the Competition Act, the Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order for the Buyer to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval has not had and would not reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

(d)           Brokers’ Fees.  The Buyer has no liability or obligation to pay any broker’s, finder’s, financial advisor’s or other similar fees or commissions to any broker, finder, investment banker, financial advisor or any other Person with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(e)           Availability of Funds.  Mylan has, and the Buyer will have at the Closing, sufficient cash available to enable the Buyer to pay the full consideration payable to the Sellers and Other Shareholders hereunder, to make all other necessary payments by the Buyer in connection with the purchase of the Shares (including the repayment of all Funded Indebtedness in accordance with Section 2(b)(iii)) and to pay all of the Buyer’s related fees and expenses.  Neither the Buyer nor Mylan has any reason to believe that such cash shall not be available at the Closing.

(f)           Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries shall have adequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

(g)           Acquisition of the Shares for Investment.  The Shares purchased by the Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Buyer shall not offer to sell or otherwise dispose of such Shares in violation of any of the registration requirements of the Securities Act or any comparable state or foreign securities laws.

(h)           EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  THE REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER IN THIS AGREEMENT OR ANY CERTIFICATE DELIVERED TO THE SELLERS PURSUANT TO THIS AGREEMENT ARE IN LIEU OF, AND ARE EXCLUSIVE OF, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, AT LAW OR EQUITY, INCLUDING ANY IMPLIED WARRANTIES.  THE BUYER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE SELLERS, THE OPTIONHOLDERS, THE COMPANY OR ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).  NOTWITHSTANDING THE GENERALITY OF THE FOREGOING, THE PARTIES ACKNOWLEDGE AND AGREE THAT NOTHING SET FORTH IN THIS SECTION 4(h) SHALL LIMIT OR RELIEVE IN ANY WAY ANY PERSON OF ANY LIABILITY TO THE SELLERS ARISING OUT OF FRAUD.

5.             Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)           General.  Each of the Parties shall use reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and proceed to the Closing.

(b)           Notices and Consents.

(i)           The Company shall use reasonable best efforts to obtain any third party consents that are required to be obtained in connection with the consummation of the transactions contemplated by this Agreement.  Each of the Parties shall give any notices to, make any filings with, and use reasonable best efforts to obtain any authorizations, consents and approvals of any Governmental Entity which are required to be given, made or obtained in connection with consummation of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each of the Parties shall file any notices or other material required under Competition Laws, including (A) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and each of the Parties shall use reasonable best efforts to obtain a waiver from any applicable waiting periods related thereto and specifically request early termination of the waiting periods prescribed by the HSR Act, and shall make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith and (B) the joint notification by the Parties of the transaction as contemplated by this Agreement to the Competition Authority as soon as reasonably practicable, and in any event within five (5) Business Days, following the date hereof (and the Parties further agree to furnish the other such information as is necessary or desirable for the purposes of preparing this notification and for the purposes of responding to any requests for information or queries raised by the Competition Authority); provided that the Buyer, on the one hand, and the Sellers and the Optionholders, on the other hand, shall share equally all filing fees required under the HSR Act, the Competition Act or other Competition Laws.

(ii)           Each of the Parties shall furnish, or cause to be furnished, to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act, the Competition Act or other Competition Laws.

(iii)           Nothing in this Agreement shall be deemed to require the Buyer to agree to, or proffer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of any business of the Buyer or any of its Affiliates or the Company or any of its Subsidiaries if any such action would in any manner whatsoever affect in any respect the businesses of the Buyer or any of its Affiliates or the Company or any of its Subsidiaries.

(iv)          Buyer and its Affiliates shall be obligated to contest, administratively or in court, any ruling, order or other action of any Governmental Entity seeking to prohibit the transactions contemplated by this Agreement; provided, however, that Buyer and its Affiliates shall not be obligated to contest the grant of a preliminary injunction or other order prohibiting consummation of the transactions contemplated by this Agreement beyond perfecting one appeal from the grant of such preliminary injunction or order.

(v)           Each of the Parties agrees to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act, the Competition Act and any other Competition Laws at the earliest practicable dates.  Such reasonable best efforts and cooperation include counsel’s undertaking (A) to promptly inform the other Parties’ outside antitrust counsel of any oral communication with, and provide to the other Parties’ outside antitrust counsel copies of written communications with, any Governmental Entity regarding any such filings or applications or any such transaction, and (B) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity.  No Party shall independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of any of the Parties, shall be limited to outside antitrust counsel only).

(c)           Operation of Business.  Except as expressly permitted or required by the terms of this Agreement, the Company and its Subsidiaries shall conduct their respective businesses in the Ordinary Course of Business (including with respect to research and development efforts, advertising, promotions, capital expenditures and inventory levels).  The Company and its Subsidiaries shall not take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Section 7 not being satisfied.  In addition (and without limiting the generality of the foregoing), neither the Company nor any of its Subsidiaries shall engage in any practice, take any action, or enter into any transaction described in Section 3(h) above, except (i) as expressly permitted or required by the terms of this Agreement or (ii) to the extent that the Buyer consents in advance in writing to the Company or any of its Subsidiaries engaging in any specific practice, taking any specific action or entering into any specific transaction described in Section 3(h) (each such instance of prior written consent of the Buyer, a “Permitted Action”).

(d)           Equity Issuances.  In furtherance of the transactions contemplated herein, the board of directors of the Company shall accelerate the vesting of the Options and, upon exercise of each Optionholder’s Options, the Company shall issue to such Optionholder the number of shares in the Company that such Optionholder is entitled to receive upon exercising all of such Optionholder’s Options.

(e)           Restrictions on Transfer.  Prior to Closing, the Sellers and the Other Shareholders shall not sell, transfer, contribute, distribute or otherwise dispose of any Shares, subject any Shares to any Security Interest or agree to do any of the foregoing.  Prior to Closing, the Optionholders shall not sell, transfer, contribute, distribute or otherwise dispose of any Options, subject any Options to any Security Interest or agree to do any of the foregoing.

(f)           Preservation of Business.  The Company and its Subsidiaries shall use reasonable best efforts to keep their respective businesses and properties substantially intact, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

(g)           Access to Books and Records and Customers and Suppliers.  The Company and  its Subsidiaries shall permit representatives of the Buyer to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company or its Subsidiaries, to the premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Company and its Subsidiaries.  Prior to the Closing, the Buyer shall not contact or otherwise communicate with any customer or supplier of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement without giving the Company prior notice of such contact or other communication and the opportunity to attend and participate with the Buyer and such customer or supplier.  The Buyer reaffirms its obligations under the confidentiality agreement between the Buyer and the Company, as supplemented (the “Confidentiality Agreement”), previously executed and delivered in connection with this transaction.  The actions undertaken pursuant to this Section 5(g) shall be taken in compliance with Applicable Law in all respects.

(h)           Notice of Developments.  Each Party shall give prompt written notice to the other Party of any material adverse development causing or reasonably expected to result in a breach of any of its own representations and warranties in Section 3 and Section 4 above, as applicable, upon becoming aware of such development.  No disclosure by any Party pursuant to this Section 5(h), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any breach of any representation or warranty.

(i)           Exercise of Options.

(i)            The Company shall undertake the necessary steps to comply with Section 60 of the Irish Companies Act 1963 prior to the giving of any relevant financial assistance.

(ii)           Immediately prior to the Closing,

(A)          subject to the Company’s compliance with Section 60 of the Irish Companies Act 1963, the Company shall make a loan to each Optionholder in an amount equal to the aggregate exercise price of all of such Optionholder’s Options (each such loan, an “Option Exercise Loan”); and

(B)           upon receipt of an Option Exercise Loan, each Optionholder shall exercise all of its respective Options for shares in the Company by paying the exercise price of such Optionholder’s Options to the Company such that each Optionholder shall be an Other Shareholder as of the Closing.

(j)            Taxes.  Except as expressly permitted or required by the terms of this Agreement, the Company and each of its Subsidiaries shall:

(i)           promptly notify the Buyer of any material suit, claim, action, investigation, proceeding or audit pending against or with respect to it in respect of any Tax that arises after the date of this Agreement;

(ii)           not, except as required by Applicable Law or as consented to in writing by the Buyer (such consent not to be unreasonably withheld), make any material Tax election, settle or compromise any material Tax liability or surrender any right to a material Relief, if such election, settlement, compromise or surrender would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries (A) for any taxable period that begins after the Closing, (B) for the portion of any Straddle Period attributable to the period that begins on the day after the Closing Date or (C) for which the Buyer is not fully indemnified under this Agreement, other than in the Ordinary Course of Business; and

(iii)          cause all existing Tax sharing agreements, Tax indemnity obligations and similar agreements, arrangements and practices with respect to Taxes to which it is a party or by which it is otherwise bound to be terminated as of the Closing Date so that after such date it shall not have any further rights or liabilities thereunder (other than (A) any customary tax indemnity, tax sharing or tax allocation provision in agreements with customers, suppliers, lessors or the like entered into in the Ordinary Course of Business, (B) any customary tax indemnity, tax sharing or tax allocation provision in a customary credit agreement and (C) any customary agreement addressing property taxes payable for properties leased to the Company or any of  its Subsidiaries).

(k)           Mylan Guarantee.  Mylan hereby irrevocably, absolutely and unconditionally guarantees to each Seller and Optionholder and to the Company the prompt and complete performance when and as due of all obligations, including payment obligations, of the Buyer under this Agreement.  Mylan waives (i) notice of acceptance and of any action taken or omitted in reliance hereon and (ii) presentment, demand, protest or notice of any kind.  This guarantee shall be a continuing guarantee of payment and  not of collection only and shall remain operative and in full force and effect until all of the guaranteed obligations have been paid or performed in full notwithstanding any act or omission of whatsoever nature which would otherwise relieve Mylan of its obligations hereunder; it being understood that if any payment made under this Section 5(k) or by Mylan with respect to any of the guaranteed obligations shall at any time be repaid by the recipient thereof in compliance with any order of a court having jurisdiction over any bankruptcy or insolvency proceeding relating to Buyer, the amount repaid shall not be deemed as paid and shall be deemed to be outstanding and the obligations of Mylan under this Section 5(k) to make payments with respect thereto shall remain in full force and effect.

(l)            Section 280G.  Bioniche Pharma USA LLC shall submit for the approval from the appropriate shareholders in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, any Excess Parachute Payments specified in the 280G Waivers in order for such Excess Parachute Payments specified in such 280G Waivers not to be deemed parachute payments under Section 280G of the Code and, in the absence of the requisite shareholder approval, none of the Excess Parachute Payments specified in such 280G Waivers shall be paid.  Bioniche Pharma USA LLC shall use commercially reasonably efforts to obtain waivers of the right to receive any Excess Parachute Payments (those waivers that are obtained, the “280G Waivers”) from any Person who, pursuant to any plan, agreement, contract or arrangement, is entitled to payment of any amount or the provision of any benefit, other than any amount or benefit payable pursuant to any agreement by or between any Person and the Buyer or any of its Subsidiaries (other than this Agreement), that would result separately or in the aggregate in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code (any such amount an “Excess Parachute Payment”).  The Company shall forward to the Buyer prior to submission to shareholders copies of all material documents prepared by the Company in connection with this Section 5(l).

6.             Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

(a)           General.  In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as another Party may reasonably request, all at the sole cost and expense of the requesting Party.  The Buyer agrees to retain records material to the operations of the Company and its Subsidiaries for the period prior to the Closing and make them available to the Sellers and Other Shareholders for a period of three (3) years after the Closing, or, in the alternative, to notify the Sellers’ Representative in writing at least thirty (30) days prior to their disposal at any time prior to the expiration of such period and permit the Sellers’ Representative to have access to such records.

(b)           Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving either of the Company or any of its Subsidiaries, each of the other Parties shall cooperate with such Party or its counsel in the defense or contest, make available their personnel and provide such testimony and access to their books and records as shall be reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party; provided that this Section 6(b) shall not apply with respect to any actual or threatened litigation or dispute among the Parties.

(c)           Tax Matters.

(i)           Cooperation.  The Parties shall cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns and any Tax audit or other examination in connection with an administrative or judicial proceeding involving a Tax Authority relating to Tax.

(ii)           Post-Closing Actions.

(A)           The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns and Tax Claims for the Company and its Subsidiaries that are due after the Closing Date.  With respect to any such Tax Return or Tax Claim that would reasonably be expected to give rise, directly or indirectly, to an obligation to provide an indemnity to the Buyer under this Agreement, including Section 9(c), the Buyer shall permit the Sellers’ Representative to review and comment on each such Tax Return or Tax Claim prior to filing and shall consider in good faith such revisions to such Tax Returns or Tax Claims as are reasonably requested by Sellers’ Representative.  The Buyer and the Company, on the one hand, and Sellers’ Representative, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns and Tax Claims. Such cooperation shall include, upon Sellers’ Representative’s request, providing records and information (including all information necessary to comply with subpart F and section 1248 of the Code) that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information and explaining any materials provided in connection with this Section 6(c)(ii).

(B)           Neither Buyer, the Company nor any of their Affiliates shall make any election under Code § 338 with respect to the transactions contemplated by this Agreement.

(d)           Directors’ and Officers’ Exculpation and Indemnification; Insurance.

(i)           All rights to exculpation or indemnification existing in favor of directors, officers, members, managers, or employees of the Company and its Subsidiaries as provided in the Constitutive Documents of the Company and its Subsidiaries, as in effect on the date hereof, with respect to matters occurring through the Closing Date, will survive the transactions contemplated hereby and will continue in full force and effect thereafter for a period of six (6) years.

(ii)           As of the Closing, the Buyer shall cause the Company to purchase officers’, directors’ and managers’ liability tail insurance or other liability insurance that covers events occurring prior to the Closing, including in connection with this Agreement and the transactions contemplated hereby, on terms and in amounts no less favorable to its officers, directors and managers than the officers’, directors’ and managers’ liability insurance policy of the Company in effect on the date of this Agreement (a correct and complete copy of which has been provided to the Buyer) (the “Existing D&O Policy”) for a period of six (6) years after the Closing (the “D&O Tail Policy”); provided that in no event shall the Buyer be required to pay, with respect to the entire six-year period following the Closing, premiums for insurance under this Section 6(d)(ii) that in the aggregate exceed 150% of the annual premiums payable by the Company for coverage during calendar year 2009 under the Existing D&O Policy (which premiums for such year are hereby represented and warranted by the Company to be €18,450).  If such prepaid policies have been obtained prior to the Closing Date, the Buyer shall, and shall cause the Company and its Subsidiaries, as applicable, to maintain such policies in full force and effect, and continue to honor the obligations thereunder.  If the Company, the Subsidiaries or any of their respective successors or assigns (A) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and the Subsidiaries shall assume all of the obligations set forth in this Section 6(d).

(iii)           This Section 6(d) is intended to be for the benefit of, and shall be enforceable by, the present and former officers, directors and managers of the Company and its Subsidiaries, their heirs and personal representatives and shall be binding on the Buyer and its successors and assigns and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(e)           Designation and Replacement of the Sellers’ Representative.  The Parties have agreed that it is desirable to designate the Sellers’ Representative to act on behalf of the Sellers and the Optionholders for certain limited purposes, as specified herein.  The execution of this Agreement by the Sellers and the Optionholders shall, to the maximum extent permitted under Applicable Law, constitute irrevocable ratification and approval of such designation by the Sellers and the Optionholders and authorization of the Sellers’ Representative to serve in such capacity (including to settle any and all disputes with Buyer under this Agreement and the Escrow Agreement), and shall also constitute a reaffirmation, approval, acceptance and adoption of, and an agreement to comply with and perform, all of the acknowledgments and agreements made by the Sellers’ Representative on behalf of the Sellers and the Optionholders in this Agreement and the other documents delivered in connection herewith (including the Escrow Agreement). The Sellers’ Representative may resign at any time.  The designation of the Sellers’ Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act on behalf of any of the Sellers or the Optionholders.  A new Sellers’ Representative may be appointed at any time by the vote of Persons which collectively own more than 50% of the Shares issued and outstanding as of immediately prior the Closing, such appointment to become effective upon the written acceptance thereof by the new Sellers’ Representative.  Written notice of any resignation or appointment of the Sellers’ Representative shall be delivered by the Sellers’ Representative to Buyer promptly after such action is taken.

(f)           Authority and Rights of the Sellers’ Representative; Limitations on Liability.  The Sellers’ Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith (including the Escrow Agreement), including all (and the exclusive) power and authority to settle any and all disputes with Buyer under this Agreement and the Escrow Agreement and to amend this Agreement and the other agreements contemplated hereby in any and all respects on behalf of all of the Sellers and the Optionholders, in each case, as the Sellers’ Representative determines in its sole discretion, which settlements and amendments shall bind all of the Sellers and the Optionholders hereto as if such Sellers and Optionholders made such settlement or executed such amendment; provided, however, that the Sellers’ Representative will have no obligation to act on behalf of the Sellers and the Optionholders.  The Company, Buyer and the Escrow Agent shall be entitled to rely on the actions taken by the Sellers’ Representative without independent inquiry into the capacity of the Sellers’ Representative to so act.  All actions, notices, communications and determinations by the Sellers’ Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Sellers and the Optionholders.  Neither the Sellers’ Representative nor any of its agents or representatives shall have any liability to the Sellers or the Optionholders with respect to actions taken or omitted to be taken by the Sellers’ Representative in such capacity (or any of its agents or representatives in connection therewith), except with respect to the Sellers’ Representative’s willful misconduct.  The Sellers’ Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Sellers’ Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.  The Sellers’ Representative (for itself and its agents and representatives) shall be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Sellers’ Representative in such capacity (or any of its agents or representatives in connection therewith), and to full indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Sellers’ Representative (except for those arising out of the Sellers’ Representative’s willful misconduct), including the costs and expenses of investigation and defense of claims, from the Sellers or the Optionholders (including from funds paid to the Sellers’ Representative under this Agreement or otherwise received by it in its capacity as Sellers’ Representative, or funds to be distributed to the Sellers and the Optionholders under this Agreement at its direction, pursuant to or in connection with this Agreement (including under the Escrow Agreement)).  In furtherance of the foregoing, the Sellers’ Representative shall have the power and authority to set aside and retain funds paid to or received by it (or to be paid to or received by the Sellers and the Optionholders) pursuant to this Agreement at Closing or thereafter, to satisfy such obligations (including to establish such reserves as the Sellers’ Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable).  The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Sellers’ Representative or any of the Sellers or Optionholders for any purpose.  Neither the Sellers’ Representative nor any of its Affiliates owes any fiduciary or other duty to any of the Sellers or Optionholders.

(g)           Agreement Not to Compete, Solicit or Hire.

(i)           For the period commencing on the Closing Date and expiring on the second (2nd) anniversary of the Closing Date (the “Restricted Period”), RoundTable agrees that RoundTable and each of its Affiliates (except (1) its or their respective limited partners or (2) for the avoidance of doubt, any minority shareholder in, or independent director of, a Portfolio Company) shall not, directly or indirectly, own, manage, operate or otherwise engage in any business that develops, investigates, tests, manufactures, markets, distributes or sells (A) any injectable product incorporating any active pharmaceutical ingredient or utilizing any brand name set forth on Section 6(g)(i) of the Disclosure Schedule anywhere in the world (each such product, a “Listed Competing Product”) or (B) any injectable product (other than any Listed Competing Product) incorporating any active pharmaceutical ingredient or utilizing any brand name set forth on Section 3(d)(iii) of the Disclosure Schedule or the Additional Products List (each such product, an “Unlisted Competing Product”) in the territories in which any Product is approved, marketed or proposed to be marketed as of the Closing Date; provided, however, that, in the case of clause (B) only, during the Restricted Period, RoundTable or one of its Affiliates may acquire one (1) business that develops, investigates, tests, manufactures, markets, distributes or sells Unlisted Competing Products so long as on the date of the closing of such acquisition or within six (6) months immediately following the closing of such acquisition (through the divestiture of Unlisted Competing Products) the aggregate net sales of such Unlisted Competing Products in such acquired business account for less than ten percent (10%) of the total net sales in such acquired business.

(ii)           During the Restricted Period, RoundTable agrees that RoundTable and each of its Affiliates (except (1) its or their respective limited partners or (2) for the avoidance of doubt, any minority shareholder in, or independent director of, a Portfolio Company), and each of Steven Thornton and George Zorich agrees that such Person, shall not, directly or indirectly, solicit, influence, entice or encourage any person who at such time is an employee of or consultant to the Company, any of its Subsidiaries or the Buyer to cease or curtail his or her relationship therewith; provided, however, that the restrictions of this Section 6(g)(ii) shall not apply to the placement of general advertisements or the use of general search firm services that are not targeted directly or indirectly toward employees of the Company, its Subsidiaries or the Buyer.

(iii)          During the Restricted Period, RoundTable agrees that RoundTable and each of its Affiliates (except (1) its or their respective limited partners or (2) for the avoidance of doubt, any minority shareholder in, or independent director of, a Portfolio Company), and each of Steven Thornton and George Zorich agrees that such Person, shall not, directly or indirectly, hire or attempt to hire, whether as an employee, consultant or otherwise, any person who at such time (or within the three-month period immediately preceding such time) is employed by, or providing services to, the Company, any of its Subsidiaries or Buyer.

(iv)          Each Optionholder (other than the Specified Employees) agrees that such Optionholder shall comply with the non-competition, non-solicitation and non-disruption provisions of each Option Certificate to which he or she is a party, notwithstanding that such Option Certificate may have been superseded, amended, modified or supplemented by another agreement or otherwise.

7.             Conditions to Obligation to Close.

(a)           Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)            the representations and warranties of the Company, the Sellers and the Optionholders contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, other than those representations and warranties made on and as of a specified date, in which case as of the specified date (provided that, in each case, those representations and warranties that are qualified as to materiality or by reference to a Material Adverse Effect shall be deemed not so qualified), except where the facts and circumstances that cause the failure of such representations and warranties to be true and correct in all respects, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect;

(ii)           the Company, the Sellers and the Optionholders shall have performed and complied with all of their respective covenants and agreements hereunder in all material respects through the Closing;

(iii)          there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)          the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iii) is satisfied in all respects;

(v)           the Competition Authority Approval shall have been obtained and all applicable waiting periods (and any extensions thereof) under the HSR Act and other applicable Competition Laws shall have expired or otherwise been terminated; and

(vi)          the Company or one of its Subsidiaries shall have completed the purchase of the ordinary shares of Bioniche Teoranta held by Údarás and redemption of the preference shares of Bioniche Teoranta held by Údarás (collectively, the “Údarás Transaction”) pursuant to the letter agreement among Bioniche Teoranta, Bioniche Pharma Group Limited, a company incorporated in Ireland with Registration No. 313327, and Údarás, dated as of July 14, 2010, in the form attached hereto as Exhibit D (the “Údarás Agreement”).

The Buyer may waive any condition specified in this Section 7(a) in writing at or prior to the Closing.

(b)           Conditions to Obligation of the Sellers  and Optionholders.  The obligation of the Sellers and Optionholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)            the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, other than those representations and warranties made on and as of a specified date, in which case as of the specified date (provided that, in each case, those representations and warranties that are qualified as to materiality or by reference to a Material Adverse Effect shall be deemed not so qualified), except where the facts and circumstances that cause the failure of such representations and warranties to be true and correct in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement;

(ii)           the Buyer shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing;

(iii)          there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)          the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects; and

(v)           the Competition Authority Approval shall have been obtained and all applicable waiting periods (and any extensions thereof) under the HSR Act and other applicable Competition Laws shall have expired or otherwise been terminated.

Sellers holding a majority of the issued and outstanding Shares may waive any condition specified in this Section 7(b) in writing at or prior to the Closing.

8.            Termination.

(a)           Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(i)            the Buyer and the Sellers holding a majority of the issued and outstanding Shares may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)           the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event that the Company, any Seller or any Optionholder has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7(a)(i) or 7(a)(ii), the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer’s inaction or the Buyer itself breaching any representation, warranty, covenant or agreement contained in this Agreement); and

(iii)          Sellers holding a majority of the issued and outstanding Shares may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event that the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7(b)(i) or 7(b)(ii), the Sellers have notified the Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from inaction of the Company, any Seller or any Optionholder or  the Company, any Seller or any Optionholder breaching any representation, warranty, covenant or agreement contained in this Agreement).

(b)           Effect of Termination.  If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except that (i) the provisions of this Section 8(b) and Section 10 shall survive and remain in full force and effect, (ii) the Confidentiality Agreement shall survive in accordance with the terms thereof and (iii) this Section 8(b) shall not be deemed to release any Party from any liability for any willful breach by such Party of this Agreement.

9.             Survival of Representations, Warranties and Covenants; Indemnification.

(a)           Survival of Representations, Warranties and Covenants.  The representations, warranties, covenants and agreements contained in this Agreement and in any document delivered in connection herewith shall survive the Closing as follows: (i) the representations and warranties set forth herein shall survive until the date that is two (2) years from the Closing Date and (ii) the covenants and agreements contained in this Agreement shall survive and remain in full force and effect in accordance with their terms, but in any event no longer than the date that is two (2) years from the Closing Date (other than the covenants and agreements contained in this Section 9 which shall survive and remain in full force and effect in accordance with their respective terms so long as there are any pending Direct Claims or Third Party Claims).

(b)           General Indemnification.

(i)            Subject to the other provisions of this Section 9, including Section 9(e), the Sellers and the Optionholders agree, jointly and severally, to indemnify, defend and hold Buyer and its respective Affiliates (including the Company and its Subsidiaries after the Closing), officers, directors, employees, and agents (each a “Buyer Indemnitee”) harmless from any damages, losses, liabilities, obligations, claims of any kind, demands, proceedings, actions, causes of action, costs, Taxes, deficiencies, assessments and expenses (including interest, penalties, fines, reasonable attorneys’ and other advisors’ fees and expenses and reasonable costs of defense) (each, a “Loss”) suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (A) any breach of any representation or warranty made by the Company, the Sellers or the Optionholders contained herein (other than in Section 3(a), (b), (c), (d), (e), (f) or (k) or Section 9(c)(iii)) or in any certificate delivered to the Buyer pursuant to this Agreement (other than Section 3(a), (b), (c), (d) (e), (f) or (k) or Section 9(c)(iii)), (B) any breach or inaccuracy of any representation or warranty made by the Company, the Sellers or the Optionholders in Section 3(a), (b), (c), (d), (e) or (f) or in any certificate delivered to the Buyer pursuant to Section 3(a), (b), (c), (d), (e) or (f), (C) any failure by Company (prior to the Closing), the Sellers or the Optionholders to perform any of their respective covenants or agreements contained herein (other than in Section 5(j) or 6(c)), (D) fifty percent (50%) of any Post-Closing Change of Control Payment, (E) any Specified Matter and (F) any Other Specified Matter to the extent relating to the period up to the Closing (provided that all Losses suffered or paid as a result of, in connection with or arising out of such Other Specified Matter, shall include Losses suffered or paid subsequent to the Closing); provided that, in the case of clauses (A) and (B), in determining the amount of a Loss as a result of, in connection with or arising out of a breach of any such representation or warranty, but not in determining whether a breach of any such representation or warranty has occurred, all such representations and warranties that are qualified as to materiality or by reference to a Material Adverse Effect shall be deemed not so qualified.

(ii)           Subject to the other provisions of this Section 9, Buyer agrees to, and shall, after the Closing, cause the Company to, indemnify, defend and hold the Sellers, the Optionholders and their respective Affiliates, officers, directors, employees, and agents (each a “Seller Indemnitee”) harmless from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (A) any breach of any representation or warranty made by Buyer contained herein or in any certificate delivered to the Company pursuant to this Agreement, (B) any failure by Buyer to perform any of its covenants or agreements contained herein and (C) any failure by the Company (subsequent to the Closing) to perform any of its covenants or agreements contained herein.

(iii)          The obligations to indemnify and hold harmless pursuant to this Section 9(b) and Section 9(c) shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 9(a), except for claims for indemnification asserted by any Party entitled to indemnification pursuant to this Section 9(b) or Section 9(c) (an “Indemnified Party”) made prior to the applicable period set forth in Section 9(a) (which claims shall survive until final resolution thereof); provided that the Indemnified Party shall have delivered a Notice of Claim to the Party obligated to indemnify such Indemnified Party (such notified Party, the “Indemnifying Party”) of any such claims prior to the applicable period set forth in Section 9(a).

(c)           Tax Indemnification.

(i)            Subject to the other provisions of this Section 9, the Sellers and the Optionholders agree, jointly and severally, to indemnify, defend and hold each Buyer Indemnitee harmless from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of, without duplication, (A) all liability for Taxes of the Company and its Subsidiaries for the Pre-Closing Tax Period, (B) all liability for income or value added Taxes that may be imposed as a result of the Company or any of its Subsidiaries being a member of a consolidated, combined, unitary or similar group of corporations or other taxpayers at any time prior to the Closing, (C) all liability for Taxes of any other Person that may be imposed on the Company or any of its Subsidiaries as a result of being a successor to such other Person for Tax purposes prior to the Closing, (D) all liability for Taxes for which the Sellers and the Optionholders are liable pursuant to Section 10(m) of this Agreement in excess of the Additional Tax Amount, (E) any breach of any representation or warranty set forth in Section 3(k) (provided that in determining the amount of a Loss as a result of, in connection with or arising out of a breach of any such representation or warranty, but not in determining whether a breach of any such representation or warranty has occurred, all such representations and warranties that are qualified as to materiality or by reference to a Material Adverse Effect shall be deemed not so qualified), (F) the failure by the Company (prior to the Closing), the Sellers or the Optionholders to perform any of their respective covenants or agreements herein relating to Taxes, (G) the inclusion of any Irish R&D Tax Credit in the calculation of the Final Tax Liabilities Amount to the extent such Irish R&D Tax Credit is not realized by the receipt of cash by the Company or one of its Subsidiaries prior to the date that is six (6) months following the Closing Date and (H) the inclusion of any payments made to a relevant Taxing Authority in the calculation of the Final Tax Liabilities Amount to the extent such Taxing Authority does not offset such payments against the Company’s or any of its Subsidiaries’ Tax liabilities for the relevant taxable period; provided, however, that the Sellers shall not be liable to indemnify the Buyer Indemnitees under this Section 9(c) for Taxes described in each of clauses (A) through (F) above to the extent that amounts in respect of such Taxes have been discharged or have been adequately reflected as a liability in accordance with GAAP in the Final Tax Liabilities Amount; provided further that the Sellers shall not be liable to indemnify Buyer Indemnitees under this Section 9(c) for Taxes described in each of clauses (A) through (F) above which are imposed under the laws of the Republic of Ireland to the extent that:

(A)          such Taxes are attributable to or arise out of some act, omission, transaction or arrangement carried out on or after the Closing Date by or on behalf of the Buyer or by a member of the Buyer’s group or by the Company or any of its Subsidiaries or any of their respective successors in title other than in the Ordinary Course of Business without knowledge of the consequences thereof;

(B)          such Taxes are attributable to or increased by any admission of liability made after the date of this Agreement by the Company or any of its Subsidiaries or by Persons acting on behalf of any of them or Persons deriving title from the Buyer or by a member of the Buyer’s group;

(C)           the Tax arises or is increased as a result of:

(1)	an increase in rates of Tax, or new Tax, on or after the date of this Agreement with retrospective effect;

(2)	any administrative or judicial decision, or practice or any generally accepted change in the interpretation of Applicable Law, on or after the date of this Agreement;

(3)	any change in the practice of any Tax Authority or the practices or policies of any recognized accounting body;

(4)
the making of any judicial decision or the passing of any primary or subordinate legislation or code of practice related thereto, or making of any other government regulation, not in force as of the date of this Agreement or the withdrawal or alteration on or after the date of this Agreement of any published extra statutory concession made by any fiscal authority and currently in operation;

(5)
the failure or omission on the part of the Buyer or the Company or any of its Subsidiaries after the Closing to make any claim, action, surrender or disclaimer or to file all necessary Tax Returns and computations required to be made by it or not submitting such Tax Returns and computations within the appropriate time limits or submitting such Tax Returns and computations otherwise than on a proper basis or to give any notice or consent or do any other thing the making or giving or doing of which could have been performed notwithstanding the sale of the Shares;

(6)	the Company or any of its Subsidiaries waiving or surrendering on or after the Closing Date any Relief available to it (excluding Post-Closing Reliefs);

(7)
the fact that the Company’s accounting methods, policies or the application thereof (including the treatment of any assets or liabilities or of the Tax attributable to any timing differences in future accounts of the Company) is changed on or after the Closing from its treatment or application in preparing the Final Tax Liabilities Amount except where such change is necessary to comply with GAAP in force at Closing or to correct an error in existence prior to or at Closing;

(D)           the claim would not have arisen but for anything expressly provided to be done or omitted to be done pursuant to this Agreement or which is otherwise done or omitted to be done at the written request or with the written consent of the Buyer;

(E)           the claim would not have arisen but for (or if the same claim is increased by reason of) a breach by the Buyer of its obligations under this Agreement;

(F)           any Tax for which the Buyer or the Company or any of its Subsidiaries is or may be liable to be assessed or accountable is reduced or extinguished as a result of any such claim or the liability to which it relates;

(G)           any:

(1)
Reliefs (other than Post-Closing Reliefs) previously unutilized are available to the Company or any of its Subsidiaries or are for no consideration made available to the Company or any of its Subsidiaries for set-off against the Tax; or

(2)
over-payment of Tax relating to income, profits or gains earned, accrued or received on or before the Closing Date or by reference to an event occurring or which occurred on or before the Closing Date is available to the Company or any of its Subsidiaries for set-off against the Tax which is the subject of a claim;

(H)          such Tax arises because of the winding up, cessation of trade, change in the trade or business of the Company or any of its Subsidiaries after the Closing or any re-organization or change in ownership of any member of the Buyer’s group after the Closing;

(I)            failure to utilize any payments received by the Buyer to discharge liabilities to which the claim giving rise to the payment relates; or

(J)            the matter giving rise to the claim for Tax results in a benefit accruing to any member of the Buyer’s group (including any right to reduce any liability to Tax or otherwise).

(ii)           In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”): (A) real, personal and intangible property and other Taxes not measured by income or receipts for the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (B) Taxes (other than those Taxes described in clause (A)) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date, and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity, as if a taxable period of such partnership or other “flowthrough” entity ended as of the close of business on the Closing Date.  The Parties agree that for Tax purposes all deductions, credits and other items arising with respect to the transactions contemplated by this Agreement, including with respect to the Options, will not be taken into account in the Pre-Closing Tax Period.

(iii)          The Sellers and the Optionholders jointly and severally warrant to the Buyer Indemnitees that all documents forming part of the title to any material asset of the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries may wish to enforce or produce in evidence, which are required to be stamped by Applicable Law, are duly stamped and have, where appropriate, been adjudicated.  If this warranty is untrue with respect to any document required to be stamped under Applicable Law and Buyer and Seller’s Representative agree that it is necessary under Applicable Law to procure stamping of such document, then the Sellers and the Optionholders shall indemnify the Buyer Indemnitees in an amount equal to any unpaid stamp duty and any interest or penalties payable in respect thereof, and Buyer shall promptly pay over such amount to the relevant Governmental Authority.

(iv)          The Buyer hereby covenants with the Sellers to pay to the Sellers or any Person falling within the meaning of section 629(4) of TCA 1997 (or its equivalent in any other jurisdiction) an amount equal to any Tax for which the Company is primarily liable to pay in respect of an event occurring after the Closing, but which the Sellers or any Person falling within the meaning of section 629(4) of TCA 1997 become liable to pay as a result of a failure on the part of the Company to pay such Tax, except to the extent that the Tax for which the Sellers or any Person falling within section 629(4) of TCA 1997 is liable has been recovered under section 629(5) of TCA 1997.

(d)           Procedures.

(i)           Third Party Claims.

(A)           If a claim, action, suit or proceeding by a Person who is not a Party or an Affiliate thereof is made against any Indemnified Party (a “Third Party Claim”), and if such Person intends to seek indemnity with respect thereto under this Section 9, such Indemnified Party shall promptly give a Notice of Claim to the Indemnifying Party; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within three (3) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(B)           If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it elects, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not, except with the written consent of the Indemnified Party, enter into any settlement that (1) does not include as a term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of a release from all liability with respect to such claim or consent to entry of any judgment or (2) provides for injunctive or other nonmonetary relief affecting the Indemnified Party.  If an Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal fees or expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, but with it being understood, however, that the Indemnifying Party shall control such defense.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the legal fees and expenses incurred by the Indemnified Party in defending such Third Party Claim) if (x) the Indemnified Party has determined in good faith that the Losses which may be incurred as a result of the Third Party Claim exceed, either individually or when aggregated with all other claims, the Escrow Funds remaining at such time, (y) the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages or (z) the Indemnifying Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnified Party.  The Indemnifying Party shall also be liable for the legal fees and expenses incurred by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of any Third Party Claim.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not, except with the written consent of the Indemnifying Party, enter into any settlement that does not include as a term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of a release from all liability with respect to such claim or consent to entry of any judgment.

(C)           All of the Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each Party (or a duly authorized representative of such Party) shall (and shall cause its Affiliates to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(ii)           Direct Claims.  In the event any Indemnified Party should have a claim against any Indemnifying Party under this Section 9 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”), such Indemnified Party shall promptly give a Notice of Claim to the Indemnifying Party; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.  If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days following its receipt of such notice that it disputes its liability to the Indemnified Party, such Direct Claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability subject to indemnification pursuant to this Section 9.  If the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, the Indemnified Party and the Indemnifying Party shall attempt to resolve in good faith such dispute within forty-five (45) days of the Indemnifying Party providing notice to the Indemnified Party of the dispute of liability (it being understood that such good faith attempt shall not require either party to submit the dispute to arbitration).  If such dispute is not so resolved within such forty-five (45) day period, then either party may initiate a lawsuit with respect to the subject matter of such dispute in accordance with, and subject to the limitations of, Section 10.

(e)           Limitations on Indemnification Obligations.  The rights of an Indemnified Party to indemnification pursuant to the provisions of Section 9(b) and Section 9(c) are subject to the following limitations:

(i)            the Buyer Indemnitees shall not be entitled to recover individual Losses pursuant to Section 9(b)(i)(A) or Section 9(c)(i)(E) if the total amount of such individual Loss which the Buyer Indemnitees would recover under Section 9(b)(i)(A) or Section 9(c)(i)(E) (as limited by the provisions of Section 9(e)(iv)), but for this Section 9(e)(i), is less than $10,000 (the “Mini-Basket”); provided that (A) a series of related Losses shall be aggregated for purposes of this Section 9(e)(i) and (B) Losses that are less than the Mini-Basket shall be disregarded for purposes of Section 9(e)(iii);

(ii)           the Buyer Indemnitees shall have no right to indemnification pursuant to Section 9(b)(i)(A) for Losses that are incurred to clean up or otherwise remediate any Hazardous Materials to the extent such cleanup or other remediation is not conducted in a reasonably cost-effective manner, taking into consideration (A) use of the relevant property (with respect to the Leased Property, as of the Closing Date), (B) applicable Environmental Requirements, (C) available risk-based approaches, engineering controls, institutional controls, deed restrictions and activity and use limitations (if any) under applicable Environmental Requirements and permitted by the relevant Governmental Entity with jurisdiction over the matter, (D) impact or threat to the environment or human health and (E) impact to or interference with the operations of the Buyer Indemnitees; provided that in no event shall such cleanup or other remediation be deemed to have not been conducted in a reasonably cost-effective manner for the purposes of the foregoing clause on the basis that such cleanup or other remediation does not include any engineering or institutional controls or other activity and use limitations or deed restrictions or is not based on any risk-based approach where such restrictions, limitations, controls or approach would unreasonably interfere with Buyer Indemnitees’ operation of the relevant property.

(iii)           the Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 9(b)(i)(A) or Section 9(c)(i)(E) until the total amount which the Buyer Indemnitees would recover under Section 9(b)(i)(A) and Section 9(c)(i)(E) (as limited by the provisions of Section 9(e)(iv)), but for this Section 9(e)(iii), exceeds $2,750,000 (the “Deductible”), in which case, the Buyer Indemnitees shall only be entitled to recover such Losses in excess of such amount;

(iv)           the funds in the Escrow Account, at any given time, shall be the sole and exclusive source of recovery with respect to Losses indemnifiable pursuant to Section 9(b) and Section 9(c), and shall limit the liability of the Sellers and Optionholders, and in no event shall the Buyer Indemnitees be entitled to recover, or the liability of the Sellers and Optionholders exceed, more than the amount of the funds available in the Escrow Account pursuant to Section 2(a)(iv)(B), Section 9(b) and Section 9(c) in the aggregate;

(v)           if an Indemnified Party does not use commercially reasonable efforts to mitigate Losses for which such Indemnified Party seeks indemnification pursuant to Section 9(b) or Section 9(c), the Indemnifying Party shall not be required to indemnify the Indemnified Party to the extent any such Losses could have been mitigated if the Indemnified Party had used such commercially reasonable efforts;

(vi)          the amount of each Loss shall be determined net of any amounts actually recovered by the Indemnified Party which suffered such Loss under insurance policies or from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Loss; provided that such Indemnified Party shall use commercially reasonable efforts to pursue such recovery under available insurance policies or other available collateral sources;

(vii)         in any case where an Indemnified Party recovers, under insurance policies or from other collateral sources, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 9(b) or Section 9(c), such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Indemnified Party in procuring such recovery), but not in excess of the sum of any amount previously so paid to or on behalf of such Indemnified Party in respect of such matter;

(viii)        in no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of special or indirect damages, lost revenues, income or profits, loss in value or diminution in value, of securities or assets or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, unless, in each case, paid or payable (and subsequently paid) to a third party; and

(ix)           for the avoidance of doubt, neither the Mini-Basket nor the Deductible shall be applicable to the indemnification obligations set forth in subclauses (B), (C), (D), (E) or (F) of Section 9(b)(i) or subclauses (A), (B), (C), (D), (F), (G) or (H) of Section 9(c)(i).

Notwithstanding anything contained in this Section 9 to the contrary, no indemnification obligation of any Indemnifying Party under this Agreement that has been finally judicially determined to have resulted from fraud on the part of any Indemnifying Party shall be subject to any limitation set forth above in this Section 9(e); provided that in no event shall the Buyer Indemnitees be entitled to recover Losses in the aggregate, under this Section 9, any other Section of this Agreement or any combination thereof or otherwise, in excess of the Final Purchase Price.

(f)            Exclusive Remedy.  Notwithstanding anything contained herein to the contrary, indemnification pursuant to the provisions of this Section 9 shall be the sole and exclusive remedy for the Parties for (i) any breach of any representation or warranty contained herein or in any certificate delivered  pursuant to this Agreement or (ii) subject to Section 10(o), any failure to perform any covenant or agreement contained herein, in each case, other than any such breach or failure that has been finally judicially determined to have resulted from fraud.  In furtherance of the foregoing, except in the case of a final judicial determination of fraud, no Indemnified Party may avoid the limitations on liability set forth in this Section 9 by seeking damages or claims for breach of contract, tort, rescission or pursuant to any other theory of liability.  Notwithstanding anything to the contrary contained herein, in no event shall the Buyer Indemnitees be entitled to recover Losses in the aggregate, under this Section 9, any other Section of this Agreement or any combination thereof or otherwise, in excess of the Final Purchase Price.

(g)           Manner of Payment; Escrow.

(i)            Except as provided in Section 9(g)(ii), any indemnification of the Buyer Indemnitees or the Seller Indemnitees pursuant to this Section 9 shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Buyer Indemnitees or Seller Indemnitees, as the case may be, within fifteen (15) days after the final determination thereof; provided, however, that any indemnification owed by the Sellers to the Buyer Indemnitees pursuant to Section 9(b)(i)(A) may only be satisfied from the Escrow Funds pursuant to the terms of the Escrow Agreement.

(ii)           Any indemnification pursuant to Section 9(c) (“Tax Indemnification”), other than an indemnification related to a Direct Claim, shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Buyer Indemnitees or Seller Indemnitees, as the case may be, (A) in the case of Tax Indemnification for a Tax liability of the Company or any of its Subsidiaries that is not yet due and payable, five (5) Business Days before the latest date on which such Tax liability becomes due and payable and (B) in the case of any other Tax Indemnification, fourteen (14) Business Days after the date of delivery of the Notice of Claim; provided, however, that any indemnification owed by the Sellers to the Buyer Indemnitees pursuant to Section 9(b)(i)(A) may only be satisfied from the Escrow Funds pursuant to the terms of the Escrow Agreement.  For purposes of this Section 9(g)(ii), references to a date on which a Tax liability becomes due and payable include a reference to the date on which it would have become due were it not for the availability of some Post-Closing Relief or right to repayment of Tax.

(iii)           Subject to Section 6(f), (A) any Escrow Funds remaining as of the date that is eighteen (18) months from the Closing Date (the “First Escrow Release Date”) (minus the aggregate amount claimed by the Buyer Indemnitees pursuant to claims made against such funds in accordance with this Agreement and not fully resolved prior to such date) that exceed $27,500,000 shall be released to the Sellers’ Representative and (B) any Escrow Funds remaining as of the date that is two (2) years from the Closing Date (the “Second Escrow Release Date”) (minus the aggregate amount claimed by the Buyer Indemnitees pursuant to claims made against such funds in accordance with this Agreement and not fully resolved prior to such date) shall be released to the Sellers’ Representative.  At any time following the Second Escrow Release Date, to the extent the Escrow Funds exceed the aggregate amount claimed by the Buyer Indemnitees pursuant to claims made prior to such Second Escrow Release Date and not fully resolved prior to the time of determination, such excess shall, subject to Section 6(f), be promptly released to the Sellers’ Representative.

(iv)           The Sellers’ Representative and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account provided for herein in accordance with the Escrow Agreement.

(h)           Tax Treatment of Indemnification Payments.  For all Tax purposes the Parties agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price received by Sellers for the transactions contemplated by this Agreement unless otherwise required by Applicable Law.

10.           Miscellaneous.

(a)           Press Releases and Public Announcements.  No Party shall issue a press release or public announcement relating to the subject matter of this Agreement after the date hereof, without the prior consent (which consent shall not be unreasonably withheld) of (i) the Buyer and (ii) prior to the Closing, Sellers holding a majority of the issued and outstanding Shares and following the Closing, the Sellers’ Representative, except as such release or announcement may be required by Applicable Law or the rules or regulations of any securities exchange, in which case the Party required to make the release or announcement shall allow (A) the Buyer and (B) prior to the Closing, Sellers holding a majority of the issued and outstanding Shares and following the Closing, the Sellers’ Representative reasonable time to comment on such release or announcement in advance of such issuance; provided that, after the Closing, the Sellers’ Representative and the Buyer may issue a press release or public announcement relating to the subject matter of this Agreement without the prior consent of any other Party.

(b)           Third-Party Beneficiaries.  Except as contemplated by Section 6(d) above, this Agreement shall not confer any legal or equitable rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)           Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings or agreements among the Parties, written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall remain in full force and effect.

(d)           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective personal representatives, successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Buyer and the Sellers holding a majority of the issued and outstanding Shares and any attempted assignment will be null and void.  Notwithstanding the foregoing sentence, the Buyer may assign this Agreement or any of its rights, interests or obligations hereunder to any direct or indirect wholly-owned Subsidiary of Mylan, without the prior written approval of any other Party.

(e)           Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

(f)           Interpretation.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  All terms defined in this Agreement shall have the defined meanings given such terms in this Agreement when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(g)           Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable overnight courier and addressed to the intended recipient as set forth below, or in the case of the Sellers, to the Sellers’ Representative or as set forth on the notice schedule accompanying this Agreement (the “Notice Schedule”):

If to the Company:

Bioniche Pharma Holdings Limited
c/o RoundTable Healthcare Partners
272 East Deerpath Road, Suite 350
Lake Forest, IL 60045
Attention: Steve Thornton and David J. Koo
Facsimile: (847) 482-9215

If to the Sellers’ Representative:

RoundTable Healthcare Partners
272 East Deerpath Road, Suite 350
Lake Forest, IL 60045
Attention: David J. Koo
Facsimile: (847) 482-9215

With a copy to (which shall not constitute notice to the Sellers’ Representative):

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:  H. Kurt von Moltke, P.C.
Facsimile:   (312) 862-2200

If to the Buyer:

Mylan Luxembourg L3 S.C.S.
c/o Mylan Inc.
1500 Corporate Drive
Canonsburg, PA 15317
Attention:  Kristin Kolesar
Facsimile:   (724) 514-1870

With a copy to (which shall not constitute notice to the Buyer):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:  Mark I. Greene, Esq.
Facsimile:  (212) 474-3700

If to Mylan:

Mylan Inc.
1500 Corporate Drive
Canonsburg, PA 15317
Attention:  Heather Bresch
Facsimile:   (724) 514-1870

With a copy to (which shall not constitute notice to Mylan):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:  Mark I. Greene, Esq.
Facsimile:   (212) 474-3700

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above or on the Notice Schedule using any other means (including messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (i.e., without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware).  Each of the Parties hereby (i) irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action, suit or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, (ii) waives, and agrees not to assert in any such suit, action or proceeding, any claim that (A) it is not personally subject to the jurisdiction of such court or of any other court to which proceedings in such court may be appealed, (B) such suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such suit, action or proceeding is improper, (iii) expressly waives any requirement for the posting of a bond by the Party bringing such suit, action or proceeding and (iv) consents to process being served in any such suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such Party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 10(h) shall affect or limit any right to serve process in any other manner permitted by law.

(i)            Amendments and Waivers.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed (i) by the Buyer and (ii) prior to the Closing, by Sellers holding a majority of the issued and outstanding Shares and following the Closing, by the Sellers’ Representative.  No waiver by any Party of any default, misrepresentation, or breach of representation, warranty, covenant or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of representation, warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)            Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(k)           Disclosure Schedule.  The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered paragraphs contained in the Sections of this Agreement; provided, however, that any event, fact or circumstance disclosed in any lettered paragraph of the Disclosure Schedule shall be deemed to be a disclosure for purposes of each other lettered paragraph of the Disclosure Schedule to the extent that it is reasonably apparent from the face of such disclosure that it would also qualify such other lettered paragraph.  The inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the Company, its Subsidiaries or the Sellers.  Neither the specification of any dollar amount in any disclosure contained in the Disclosure Schedule nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.  In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  The inclusion of any specific item in the Disclosure Schedule is not intended to imply that such item or other item is or is not in the Ordinary Course of Business, or is or is not material for purposes of this Agreement, and no Party shall use the fact of the inclusion of any such item in any dispute or controversy among the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the Ordinary Course of Business, or is or is not material for purposes of this Agreement.

(l)            Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m)           Expenses.  Each of the Buyer and the Company and its Subsidiaries and each Seller and Optionholder will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  For the avoidance of doubt, none of the Buyer, any of its Affiliates, the Company or any of its Subsidiaries shall pay any costs or expenses (including legal fees and expenses) incurred by any Seller or Optionholder, unless such costs or expenses (including legal fees and expenses) are included in Company Transaction Expenses.  Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be shared equally by the Buyer, on the one hand, and the Sellers and the Optionholders, on the other hand, when due, and the Buyer, or when required by Applicable Law, the Sellers’ Representative, will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such tax returns and other documentation.

(n)           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign statute or law shall be deemed to refer to such statute or law as extended, amended, replaced or reenacted from time to time, unless the context requires otherwise.  In addition, any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(o)           Remedies. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that there is adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(p)           Waiver of Conflicts.  Recognizing that Kirkland & Ellis LLP and Beauchamps Solicitors have acted as legal counsel to the Sellers, its Affiliates, the Sellers’ Representative and the Company and its Subsidiaries prior to the Closing, and that Kirkland & Ellis LLP and Beauchamps Solicitors intend to act as legal counsel to the Sellers, the Sellers’ Representative and their Affiliates (which will no longer include the Company and its Subsidiaries) after the Closing, each of Buyer and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP or Beauchamps Solicitors representing the Sellers, the Sellers’ Representative or their Affiliates after the Closing as such representation may relate to Buyer, the Company or any of its Subsidiaries or the transactions contemplated herein.

(q)           Waiver of Jury Trial.  Each Party hereto hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated by this Agreement.  Each Party hereto (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 10(q).

*    *    *    *    *

IN WITNESS WHEREOF, the Parties hereto have executed this Share Purchase Agreement as of the date first above written.

Company:	BIONICHE PHARMA HOLDINGS LIMITED

	By:	/s/ Steven Thornton
	Name:	Steven Thornton
	Its:	Chief Executive Officer

Buyer:	MYLAN LUXEMBOURG L3 S.C.S.
By: Mylan LHC Inc.
Its: General Partner

	By:	/s/ Kristin Kolesar
	Name:	Kristin Kolesar
	Its:	Director

Mylan:	MYLAN INC. (solely with respect to Sections
4(e) and 5(k) hereof)

	By:	/s/ Heather Bresch
	Name:	Heather Bresch
	Its:	President

Shareholder:	ROUNDTABLE HEALTHCARE
PARTNERS II, L.P.

	By:	RoundTable Healthcare Management II, L.P.
	Its:	General Partner

	By:	RoundTable Healthcare Management II, L.L.C.
	Its:	General Partner

	By:	/s/ David J. Koo
	Name:	David J. Koo
	Its:	Senior Partner

Shareholder:	ROUNDTABLE HEALTHCARE
INVESTORS II, L.P.

	By:	RoundTable Healthcare Management II, L.P.
	Its:	General Partner

	By:	RoundTable Healthcare Management II, L.L.C.
	Its:	General Partner

	By:	/s/ David J. Koo
	Name:	David J. Koo
	Its:	Senior Partner

Shareholder:	ICC EQUITY PARTNERS LIMITED

	By:	/s/ Pat McGrath
	Name:	Pat McGrath
	Its:	Director

Shareholder:
/s/ Damien Kelly
Damien Kelly

Shareholder:
/s/ Dieter Thummel
Dieter Thummel

Shareholder:
/s/ Geoffrey Vernon
Geoffrey Vernon

Shareholder:	ZIGGUS HOLDINGS LIMITED

	By:	/s/ G.N. Vernon
	Name:	G.N. Vernon
	Its:	Chairman

Shareholder:
/s/ Andrew Hall
Andrew Hall

Optionholder:
/s/ Greg Baumli
Greg Baumli

Optionholder:
/s/ Robert DeBaun
Robert DeBaun

Optionholder:
/s/ Damien Kelly
Damien Kelly

Optionholder:
/s/ Kara Maxwell
Kara Maxwell

Optionholder:
/s/ John McConachie
John McConachie

Optionholder:
/s/ Patricia McCullough
Patricia McCullough

Optionholder:
/s/ Pierre Morrissey
Pierre Morrissey

Optionholder:
/s/ John O’Brien
John O’Brien

Optionholder:
/s/ Edward Ogata
Edward Ogata

Optionholder:
/s/ Sean O’Loideain
Sean O’Loideain

Optionholder:
/s/ Martina O’Sullivan
Martina O’Sullivan

Optionholder:
/s/ Daniel Robins
Daniel Robins

Optionholder:
/s/ Julie Simon
Julie Simon

Optionholder:
/s/ Steve Thornton
Steve Thornton

Optionholder:
/s/ Dieter Thummel
Dieter Thummel

Optionholder:
/s/ George Zorich
George Zorich